UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
(Rule 14a-101)
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INFORMATION REQUIRED IN PROXY STATEMENT
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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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HEALTHCARE REALTY TRUST INCORPORATED
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3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
P 615.269.8175 F 615.269.8461
www.healthcarerealty.com

April 24, 2023

Annual Meeting
of Stockholders

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2023 annual meeting of stockholders of Healthcare Realty Trust Incorporated, to be held on June 5, 2023, at 10:00 a.m. (local time) at the offices of Holland & Knight LLP, 511 Union Street, Suite 2700, Nashville, Tennessee 37219.
The following pages contain the formal notice of the annual meeting and our proxy statement, which describe the specific business to be considered and voted upon at the annual meeting. Whether or not you plan to attend the meeting, we would greatly appreciate your efforts to vote your shares as soon as possible by following the instructions located in the Notice of Internet Availability of Proxy Materials sent to you or in our proxy statement. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

Sincerely,
John Knox Singleton
Chairman of the Board of Directors

3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
P 615.269.8175 F 615.269.8461
www.healthcarerealty.com

April 24, 2023

Notice of Annual Meeting
of Stockholders

TO OUR SHAREHOLDERS:

The annual meeting of stockholders of Healthcare Realty Trust Incorporated (the “Company”) will be held on Monday, June 5, 2023, at 10:00 a.m. (local time) at the offices of Holland & Knight LLP, 511 Union Street, Suite 2700, Nashville, Tennessee 37219, for the following purposes:
(1)To elect thirteen nominees as directors to serve one-year terms expiring at the 2024 annual meeting of stockholders or until their successors are duly elected and qualified;
(2)To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company’s 2023 fiscal year;
(3)To vote to approve, on a non-binding advisory basis, a resolution approving the Company’s compensation of its named executive officers as disclosed pursuant to Item 402 of Regulation S-K;
(4)To vote to approve, on a non-binding advisory basis, the frequency of a non-binding advisory vote on executive compensation; and
(5)To transact any other business that properly comes before the meeting or any adjournment thereof.
The Board recommends that the stockholders vote FOR the election of the nominees to the Board of Directors and FOR each of the other proposals listed above. Holders of record of the Company’s common stock at the close of business on April 14, 2023 are entitled to vote at the meeting or at any adjournment of the meeting.

By order of the Board of Directors,
Andrew E. Loope
Senior Vice President, Corporate Counsel and Secretary

Proxy Statement
Proposal Overview

Page 3	Proposal 1
Election of Directors
BOARD RECOMMENDATION:	Vote FOR

Page 17	Proposal 2
Ratification of Appointment of Independent Registered Public Accounting Firm
BOARD RECOMMENDATION:	Vote FOR

Page 49	Proposal 3
Non-Binding Advisory Vote on Executive Compensation
BOARD RECOMMENDATION:	Vote FOR

Page 50	Proposal 4
Non-Binding Advisory Vote on the Frequency of the Vote on Executive Compensation
BOARD RECOMMENDATION:	Vote "ANNUAL"

Proxy Statement

This Proxy Statement contains information related to the annual meeting of stockholders of Healthcare Realty Trust Incorporated (the "Company" or "HR") to be held at the offices of Holland & Knight LLP at 511 Union Street, Suite 2700, Nashville, Tennessee 37219, on Monday, June 5, 2023, at 10:00 a.m. (local time) for the purposes set forth in the accompanying notice, and any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the Annual Report to Stockholders for the Year Ended December 31, 2022 (the "Annual Report to Stockholders") are available to you on the Internet or, upon your request, will be delivered to you by mail or email in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting. The Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") is scheduled to be distributed on or about April 24, 2023.
Under rules adopted by the Securities and Exchange Commission (the "SEC"), the Company is making this Proxy Statement and the Annual Report to Stockholders available on the Internet instead of mailing a printed copy of these materials to each stockholder. Stockholders who receive the Notice of Internet Availability by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice of Internet Availability contains instructions as to how stockholders may access and review the materials on the Internet, including information about how stockholders may submit proxies by telephone or over the Internet.
You can ensure that your shares are voted at the Annual Meeting by submitting your instructions by telephone or Internet, or, if you requested a printed copy of the proxy materials, by completing, signing, dating and returning the proxy card accompanying the materials in the envelope provided to you. Submitting your instructions or proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting. We encourage our stockholders to submit proxies in advance of the Annual Meeting. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. If your shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.
The close of business on April 14, 2023 has been fixed as the record date for the determination of stockholders entitled to vote at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company's Class A common stock, $0.01 par value per share (the "Common Stock"), outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters (such as Proposal 2), but is not permitted to use its discretion and vote your shares on non-routine matters (such as Proposals 1, 3, and 4). We urge you to give voting instructions to your broker or nominee on all proposals. Shares that are not permitted to be voted by your broker or nominee because you did not execute or return the proxy with instructions are called "broker non-votes." These so-called "broker non-votes" will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum. Additionally, the inspectors of election for the Annual Meeting will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
As of the close of business on the record date, the Company had 1,000,000,000 authorized shares of Common Stock, of which 380,816,429 shares were outstanding and entitled to vote. The Common Stock is the Company’s only outstanding class of voting stock. Each share of Common Stock will have one vote on each matter to be voted upon at the meeting.

Completed Merger
On July 20, 2022 (the “Closing Date”), pursuant to the Agreement and Plan of Merger dated as of February 28, 2022 (the “Merger Agreement”), by and among Healthcare Realty Trust Incorporated, a Maryland corporation (now known as HRTI, LLC, a Maryland limited liability company) (“Legacy HR”), Healthcare Trust of America, Inc., a Maryland corporation (now known as Healthcare Realty Trust Incorporated) (“Legacy HTA”), Healthcare Trust of America Holdings, LP, a Delaware limited partnership (now known as Healthcare Realty Holdings, L.P.) (the “OP”), and HR Acquisition 2, LLC, a Maryland limited liability company (“Merger Sub”), Merger Sub merged with and into Legacy HR, with Legacy HR continuing as the surviving entity and a wholly-owned subsidiary of Legacy HTA (the “Merger”).
On the Closing Date, each outstanding share of Legacy HR common stock, $0.01 par value per share (the “Legacy HR Common Stock”), was cancelled and converted into the right to receive one share of Legacy HTA class A common stock at a fixed ratio of 1.00 to 1.00. Per the terms of the Merger Agreement, Legacy HTA declared a special dividend of $4.82 (the “Special Dividend”) for each outstanding share of Legacy HTA class A common stock, $0.01 par value per share ( the “Legacy HTA Common Stock”), and the OP declared a corresponding distribution to the holders of its partnership units, payable to Legacy HTA stockholders and OP unitholders of record on July 19, 2022.
Immediately following the Merger, Legacy HR converted to a Maryland limited liability company and changed its name to HRTI, LLC and Legacy HTA changed its name to “Healthcare Realty Trust Incorporated”. In addition, the equity interests of Legacy HR were contributed by Legacy HTA by means of a contribution and assignment agreement to the OP such that Legacy HR became a wholly-owned subsidiary of the OP. As a result, Legacy HR became a part of an umbrella partnership REIT (“UPREIT”) structure, which is intended to align the corporate structure of the combined company after giving effect to the Merger and UPREIT reorganization (the “Combined Company”).
The combined company operates under the name “Healthcare Realty Trust Incorporated” and its shares of class A common stock, $0.01 par value per share, trade on the New York Stock Exchange (the “NYSE”) under the ticker symbol “HR”.
For accounting purposes, the Merger was treated as a “reverse acquisition” in which Legacy HTA was considered the legal acquirer and Legacy HR was considered the accounting acquirer based on various factors, including, but not limited to: (i) the composition of the board of directors of the Combined Company, (ii) the composition of senior management of the Combined Company, and (iii) the premium transferred to the Legacy HTA stockholders. As a result, the historical financial statements of the accounting acquirer, Legacy HR, became the historical financial statements of the Combined Company. Further, the information presented in this Proxy Statement is the historical information of Legacy HR for periods prior to the closing of the Merger and that of the Combined Company for periods from and after the closing of the Merger. The named executive officers of Legacy HR remained in their respective roles following the closing of the Merger and all information presented herein with respect to the named executive officers reflects the continuity of their positions and compensation.

Proposal 1
Election of Directors

The Board of Directors is organized in a single class, and the stockholders vote on the entire Board of Directors each year. The Company's Fifth Articles of Amendment and Restatement, as amended and supplemented, do not provide for cumulative voting and, accordingly, each stockholder may cast one vote per share of Common Stock for each nominee. According to Maryland law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. An abstention may not be specified with respect to the election of directors. Broker non-votes will have no effect on the outcome of the election. The Company has a director resignation policy that is applicable to any director that does not receive a majority of votes cast "for" his or her election to the Board in an uncontested election. This policy is described in greater detail beginning on page 10 of this Proxy Statement.
Unless a proxy specifies otherwise or results in a broker non-vote, the persons named in the proxy will vote the shares covered thereby for the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. For more detail about this process, see page 12.
Qualifications of Nominees to be Directors
As described in the table below, the nominees to serve on the Board of Directors are individuals from diverse backgrounds and experiences. The Board believes that each nominee possesses unique qualifications, skills and attributes that complement the performance of the full Board. The experiences that each has obtained from their respective professional backgrounds, as set forth individually in the table below, have qualified them to serve on the Board of Directors. The Board believes that the nominees set forth below will work together well and contribute individual strengths and skills to effectively carry out the Board’s duties. Four director nominees are female (Ms. Agee, Ms. Booth, Ms. Moore, and Ms. Vasquez) and two director nominees represent racial/ethnic minority groups (Mr. Gupta and Ms. Vasquez).

Director Nominees

JOHN KNOX SINGLETON	AGE: 74	DIRECTOR SINCE 1993
Chairman of the Board; Retired CEO, Inova Health System
Mr. Singleton retired in 2018 from his position as Chief Executive Officer of Inova Health
System headquartered in Falls Church, Virginia. He also serves as a director of Washington
Mutual Investors Fund, a mutual fund located in Los Angeles, California. The experience Mr.
Singleton has gained in these roles has enabled him to provide the Board with insight regarding the business of large, not-for-profit health systems, as well as general compensation practices and governance matters.
Committee Role: Chair of Compensation Committee Highlighted Skills: Healthcare; Executive Leadership; Corporate Governance

TODD J. MEREDITH	AGE: 48	DIRECTOR SINCE 2017
President and CEO, Healthcare Realty
Mr. Meredith was appointed President and Chief Executive Officer of the Company in December 2016. Previously, he served as the Company's Executive Vice President - Investments since 2011, where he was responsible for overseeing the Company's investment activities, including the acquisition, financing, and development of medical office buildings. Mr. Meredith has been with the Company since 2001 and provides the Board with strategic vision and depth of understanding of the Company's business from his many years of experience in directing and shaping key aspects of the business.
Committee Role: As President and CEO, no committee assignments Highlighted Skills: Executive Leadership; Real Estate; Corporate Finance

JOHN V. ABBOTT	AGE: 68	DIRECTOR SINCE 2019
Retired CEO, Aviation Asset Management Group, General Electric Company
Mr. Abbott retired from the General Electric Company in 2015 after over 38 years with the firm. At the time of his retirement, he was Executive Vice President of GE Capital Aviation Services, where he served as President and Chief Executive Officer of the Asset Management Group. Prior to that, Mr. Abbott held several leadership positions in GE's aircraft engine manufacturing business, including serving as Chief Financial Officer of multiple divisions. Mr. Abbott's experience in business leadership, finance, and innovation adds valuable perspective and oversight capability to the Board.
Committee Role: Compensation Committee Highlighted Skills: Executive Leadership; Corporate Governance; Human Capital

NANCY H. AGEE	AGE: 70	DIRECTOR SINCE 2016
President and CEO, Carilion Clinic
Ms. Agee has served as the Chief Executive Officer of Carilion Clinic, a not-for-profit healthcare organization based in Roanoke, Virginia, since 2011. During the previous ten years, she served as the Chief Operating Officer of Carilion Clinic. Ms. Agee also serves as a director of RGC Resources, Inc., an energy company located in Roanoke, Virginia. In 2018, Ms. Agee served as the chair of the Board of Trustees of the American Hospital Association. Ms. Agee provides the Board with valuable insight regarding the real estate needs and concerns of major health systems. Ms. Agee also has extensive financial experience to be considered an audit committee financial expert.
Committee Role: Audit Committee Highlighted Skills: Executive Leadership; Healthcare; Financial Expert

W. BRADLEY BLAIR, II	AGE: 78	DIRECTOR SINCE 2022 (1)
Retired Chairman, Healthcare Trust of America
Mr. Blair was chairman of the board of directors of Legacy HTA from August 2021 until the closing of the Merger in 2022, at which time he was appointed vice chair of the Board. Mr. Blair was previously appointed as the lead independent director of the board of directors of Legacy HTA in December 2014 and served as an independent director of Legacy HTA since September 2006. Mr. Blair provides the Board with broad real estate and legal experience, having served with a variety of companies in advisory, executive, and/or director roles for over 40 years, including over 10 years as chief executive officer, president and chairman of the board of directors of a publicly traded REIT. His diverse background in other business disciplines, coupled with his deep understanding and knowledge of real estate, contributes to the quality guidance and oversight he brings to the Board.
(1) Director of Legacy HTA from 2006 to 2022.

Committee Role: Compensation Committee Highlighted Skills: Executive Leadership; Real Estate; Corporate Governance

VICKI U. BOOTH	AGE: 59	DIRECTOR SINCE 2022 (1)
President and Board Chair, Ueberroth Family Foundation
Ms. Booth has served as an independent director of Legacy HTA since March 2018. Ms. Booth currently serves as the President and Board Chair of the Ueberroth Family Foundation and as a director of Hoag Hospital, where she chairs the Nominating and Governance Committee and serves on the Real Estate Committee, Women's Health Services Committee and Community Benefit Committee. She also serves as a Director of the Hoag Clinic. Ms. Booth brings to the Board experience within the healthcare sector through the various positions she has held with healthcare universities and hospitals. These roles have allowed Ms. Booth to develop extensive relationships with leading healthcare communities and provides her with in-depth knowledge and understanding of the healthcare industry.
(1) Director of Legacy HTA from 2006 to 2022.

Committee Role: Nominating and Corporate Governance Committee Highlighted Skills: Healthcare; Corporate Governance; Human Capital

EDWARD H. BRAMAN	AGE: 66	DIRECTOR SINCE 2018
Retired Audit Partner, Ernst & Young LLP
Mr. Braman served as a self-employed finance and accounting consultant from 2015 to 2018. He was a partner at Ernst & Young LLP from 1997 until his retirement in 2015. At Ernst & Young, Mr. Braman audited public and private companies in a variety of industries. He is a certified public accountant and serves as a director and audit committee chairman of U.S. Xpress Enterprises, Inc., a publicly traded truckload carrier headquartered in Chattanooga, Tennessee. Mr. Braman brings to the Board extensive accounting and financial reporting experience and provides further depth as an audit committee financial expert.
Committee Role: Chair of Audit Committee Highlighted Skills: Audit Expert; Corporate Governance; Human Capital

AJAY GUPTA	AGE: 45	DIRECTOR SINCE 2021
CEO, Physical Rehabilitation Network
Mr. Gupta has served as the Chief Executive Officer of Physical Rehabilitation Network since 2019 and as Chief Executive Officer of Gupta Capital Partners since 2017. He previously served as the Chief Operating Officer and Chief Financial Officer of Envision Healthcare in the Evolution Health Division. From 2013 to 2015, Mr. Gupta was Chief Operating Officer and Chief Financial Officer of Integrated Oncology Network, LLC. In 2012, Mr. Gupta was a senior advisor at the Center for Medicare and Medicaid Services. Mr. Gupta was also as a division Chief Financial Officer for HCA Healthcare. Mr. Gupta's financial background, understanding of healthcare regulation and reimbursement, and expertise in the delivery of healthcare services provides valuable insight in the business of the Company's tenants and health system partners. Mr. Gupta has the requisite background and experience to be an audit committee financial expert.
Committee Role: Audit Committee Highlighted Skills: Executive Leadership; Healthcare; Financial Expert

JAMES J. KILROY	AGE: 50	DIRECTOR SINCE 2020
President and Portfolio Manager, Willis Investment Counsel
Mr. Kilroy serves as President and Portfolio Manager at Willis Investment Counsel, an investment firm located in Gainesville, Georgia. Prior to joining Willis Investment Counsel in 2009, Mr. Kilroy was an analyst with a long/short hedge fund, a sell-side equity research analyst on Wall Street, and an investment banker specializing in real estate corporate finance. Mr. Kilroy’s diverse background of portfolio management, equity research and capital markets experience provide the Board with particular insight into capital allocation decisions and investment community perspectives.
Committee Role: Nominating and Corporate Governance Highlighted Skills: Capital Markets; Corporate Finance; Real Estate

JAY P. LEUPP	AGE: 58	DIRECTOR SINCE 2022 (1)
Managing Partner and Senior Portfolio Manager, Terra Firma Asset Management
Mr. Leupp is the Managing Partner and Senior Portfolio Manager for Terra Firma Asset Management, LLC ("TFAM"). He was appointed as an independent director of Legacy HTA in January 2020. Prior to TFAM, Mr. Leupp was Managing Director, Senior Portfolio Manager for Lazard Asset Management LLC in San Francisco, where he worked from 2011 to June 2020. He currently serves on the Boards of Directors of G.W. Williams Company, Apartment Investment and Management Company, and Marathon Digital Holdings. Mr. Leupp brings to the Board extensive and broad real estate, financial, and capital markets expertise and has held several board of director and leadership positions.
Mr. Leupp has the financial background and experience to be considered an audit committee financial expert.
(1) Director of Legacy HTA from 2006 to 2022.
Committee Role: Audit Committee Highlighted Skills: Real Estate; Corporate Finance; Financial Expert

PETER F. LYLE SR.	AGE: 58	DIRECTOR SINCE 2016
EVP, Medical Management Associates
Mr. Lyle serves as Executive Vice President and Principal at Medical Management Associates, Inc.,
a healthcare consulting firm based in Atlanta, Georgia. Mr. Lyle's experience in advising health systems and physician practices on key aspects of practice management, mergers and acquisitions, and compensation adds to the Board's understanding of the business and delivery of healthcare services.
Committee Role: Compensation Committee Highlighted Skills: Healthcare; Human Capital; Corporate Finance

CONSTANCE B. MOORE	AGE: 67	DIRECTOR SINCE 2022
Retired CEO and President of BRE Properties, Inc.
Ms. Moore was elected to the board of directors of Legacy HTA in March 2022. She has served as a director of Civeo Corporation and TriPointe Homes since 2014. From 2017 to 2021, she served as a director of Columbia Property Trust, including one year as chair of its board of directors. In 2009, she served as chair of Nareit. She served as President and CEO of BRE Properties, Inc., a publicly-traded REIT, from 2005 until the completion of its merger with Essex Property Trust in 2014. Ms. Moore's business and financial acumen, leadership, integrity, judgment, experience with public companies and extensive experience in the real estate industry provides substantial benefit to the Board.
Committee Role: Nominating and Corporate Governance Highlighted Skills: Executive Leadership; Real Estate; Corporate Governance

CHRISTANN M. VASQUEZ	AGE: 62	DIRECTOR SINCE 2015
Retired EVP and COO, Ascension Texas
Ms. Vasquez served as Chief Operating Officer of Ascension Texas from September 2019 to February 2023. Prior to that, she served as President of Dell Seton Medical Center at the University of Texas, a teaching hospital in Austin, President of Seton Shoal Creek Hospital, and President of Seton Medical Center Austin. From 2009 to 2014, Ms. Vasquez was Executive Vice President and Chief Operating Officer of University Health System in San Antonio. Ms. Vasquez's extensive experience in healthcare operations and leadership roles with large health systems further expands the Board's understanding of operational planning associated with the delivery of healthcare services in major markets by leading health systems.
Committee Role: Chair of the Nominating and Corporate Governance Committee Highlighted Skills: Executive Leadership; Healthcare; Corporate Governance

Except as indicated, each of the nominees has had the principal occupation indicated for more than five years.
Each nominee has consented to be a candidate and to serve if elected.

The Board of Directors recommends that the stockholders vote FOR the election of all of the proposed nominees to the Board of Directors.

Corporate Governance

Leadership Structure
The Company's Chairman of the Board and Chief Executive Officer positions are held by separate persons. John Knox Singleton is the independent Chairman of the Board and Todd J. Meredith serves as the Chief Executive Officer. The Board of Directors believes that separation of these roles is appropriate given the continuity provided by Mr. Singleton's long tenure on the Board and the leadership abilities demonstrated by Mr. Meredith to the Board of Directors.
Lead Independent Director; Non-Management Executive Sessions; Communicating With the Board
Periodically, the independent directors meet in executive session. As the independent Chairman of the Board, Mr. Singleton presides over the executive sessions. During 2022, the independent directors held four executive sessions. Any interested party may communicate with the independent directors as a group by contacting Mr. Singleton in writing c/o Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. Any interested party may communicate directly with the full Board of Directors or any individual director by writing to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Secretary. The Secretary of the Company will review all correspondence intended for the entire Board and will forward to the Board copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that otherwise requires their attention.
Committee Membership
The Board of Directors has a Nominating and Corporate Governance Committee, Audit Committee, and Compensation Committee. The Board of Directors has adopted written charters for each committee. The committee charters are posted in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab and are available in print free of charge to any stockholder who requests a copy. All committee members are non-employee, independent directors.
The following sets forth the current members of the committees:

AUDIT (1)	COMPENSATION	NOMINATING AND CORPORATE GOVERNANCE

Edward H. Braman, Chair	John Knox Singleton, Chair	Christann M. Vasquez, Chair
Nancy H. Agee	John V. Abbott	Vicki U. Booth
Ajay Gupta	W. Bradley Blair, II	James J. Kilroy
Jay P. Leupp	Peter F. Lyle	Constance B. Moore
(1)    The Board has determined that Ms. Agee, Mr. Braman, Mr. Gupta, and Mr. Leupp meet the criteria to be audit committee financial experts.

Committee Duties

Nominating and Corporate Governance Committee    Four meetings in 2022
•Reviews and implements the Nominating and Corporate Governance Committee charter and reports to the Board.
•Develops and implements policies and practices relating to corporate governance.
•Monitors implementation of the Company’s Corporate Governance Principles.
•Develops criteria for selection of members of the Board.
•Seeks individuals qualified to become Board members for recommendation to the Board.
•Evaluates the independence and performance of the Board and Board committees.
•Provides oversight of the Company's sustainability programs, including environmental, social and governance ("ESG") initiatives.

Audit Committee    Five meetings in 2022
•Reviews and implements the Audit Committee charter and reports to the Board.
•Selects the Company’s independent registered public accounting firm, whose duty it is to audit the consolidated financial statements and internal control over financial reporting of the Company for the fiscal year in which it is appointed, and has the sole authority and responsibility to negotiate and pre-approve all audit and audit-related fees and terms, as well as all permitted non-audit services by the Company’s independent registered public accounting firm.
•Meets with the Company's independent auditors periodically, both together with management and separately, to review and discuss the scope of the audit and all significant matters related to the audit.
•Meets with key members of management in separate executive sessions to discuss the Company's internal controls over financial reporting, the completeness and accuracy of the Company's financial statements and any other matters that the Committee or any of these persons believe should be discussed privately.
•Reviews the adequacy and effectiveness of the Company’s internal control over financial reporting with management, internal audit and compliance, and the independent auditors.
•Reviews the Company's financial statements, Forms 10-Q and 10-K, the earnings press releases and supplemental information and discusses them with the Chief Financial Officer, Chief Accounting Officer, and the independent auditors.
•Reviews and discusses with management the Company's major financial risk exposures and steps taken by management to monitor and mitigate such exposure.
•Reviews and discusses new accounting pronouncements with the Chief Financial Officer, Chief Accounting Officer and the independent auditors to assess applicability to and the effect on the Company.
•Performs an annual evaluation of the independent auditors' qualifications, assessing the firm's quality of service; the firm's sufficiency of resources; the quality of the communication and interaction with the firm; and the firm's independence, objectivity, and professional skepticism. The Audit Committee also considers whether to appoint a different independent auditor.
•Discusses items of interest or concern to the Audit Committee with management, internal audit and compliance, and/or the independent auditors.
•Assists the Board in its risk management function regarding cybersecurity oversight by regularly discussing with management any cyber security incidents and cybersecurity measures taken by the Company.

Compensation Committee                                    Nine meetings in 2022
•Reviews and implements the Compensation Committee charter and reports to the Board.
•Reviews corporate performance relevant to the compensation of the Company’s executive officers and key employees.
•Establishes a general compensation policy and approves salaries paid to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table that appears under the section entitled “Executive Compensation” in this Proxy Statement (collectively, the “Named Executive Officers” or "NEOs") and fees paid to directors.
•Administers the Company’s incentive stock plans and employee stock purchase plan. Determines, subject to the provisions of the Company’s plans, the directors, officers and employees of the Company eligible to participate in each of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.
•Reviews the development and succession plans of the Named Executive Officers.
•Provides oversight on behalf of the full Board of the Company's human capital development and talent management.
Code of Ethics
The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all officers, directors, and employees of the Company, including its principal executive officer, principal financial officer, principal accounting officer, and controller, or persons performing similar functions. The Code of Ethics is posted in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab. Interested parties may address a written request for a printed copy of the Code of Ethics to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Investor Relations. The Company intends to satisfy the disclosure requirement regarding any amendment to or a waiver of a provision of the Code of Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions by posting such information on its website.
Director Resignation Policy
The director resignation policy provides that, in an uncontested election, any director who receives a greater number of withheld votes than votes for election must tender his or her resignation to the Board promptly following certification of the stockholder vote. Upon such resignation, the Nominating and Corporate Governance Committee will have 45 days following certification of the stockholder vote to consider the resignation and recommend to the Board whether or not to accept such resignation. Following the recommendation of the Nominating and Corporate Governance Committee, the Board must decide within 90 days following certification of the stockholder vote whether or not to accept the resignation. After making its decision, the Board will promptly disclose the decision in a Current Report on Form 8-K filed with the SEC. The director resignation policy is included in the Company’s Corporate Governance Principles, which are posted in the Corporate Governance section of the Company’s website at www.healthcarerealty.com under the “Investor Relations” tab.
Meeting Attendance
The Board of Directors held a total of 24 meetings in 2022. Each director attended at least 75% of the meetings of the Board and committees of the Board on which such director served. The Company does not have a formal policy regarding director attendance at annual meetings of stockholders. One member of the Board attended the 2022 Annual Meeting of Stockholders.
Director Education
The Nominating and Corporate Governance Committee has adopted a set of education guidelines and encourages all directors to pursue ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments on the Board of Directors. Each director is requested to attend at least one director education program every three years. The Company pays for each director’s expenses incurred to attend director education programs.
Risk Oversight
The Board of Directors is responsible for overseeing the Company's overall risk management practices to ensure its business strategy appropriately monitors and manages risks inherent in its efforts to create long-term value for the Company's stockholders. The Board of Directors oversees the Company’s exposure to risk through various means, including specific communications with management. Board deliberations involving strategy and operational initiatives are integrated with reviews of risk exposure to the Company. In addition to reviewing significant transactions, such as capital raises or investments, for consistency with the Company’s risk profile, the Board annually reviews risks affecting the Company as part of management’s review of appropriate risk factor disclosures. The Board regularly communicates with members of the management team, including officers responsible for identifying potential investments and bringing those investments to fruition, either through acquisition or development. The Board also discusses with management on at least a semi-annual basis the Company’s internal forecast, including discussions regarding the Company’s acquisition and development pipeline. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by monitoring, reviewing and discussing the Company’s financial risk exposures. The Audit Committee considers enterprise level risks and financial risks and discusses with management those risks and the measures taken by the management team to mitigate such risks. The Compensation Committee assesses risks related to the Company's executive compensation programs, as discussed further on page 25 of this Proxy Statement. The Company believes that these interactions between the Board and the management team regarding risk exposures and mitigation strengthen and focus the combined efforts of management and the Board on developing strategies that contain risk and enhance long-term stockholder value.
MUTA Opt-Out
In 2017, the Board of Directors adopted a resolution prohibiting the Company from electing to be subject to Section 3-803 of Subtitle 8 of Title 3 of Maryland General Corporation Law (the “MGCL”) which is commonly referred to as MUTA. Section 3-803 of the MGCL, together with other provisions of Subtitle 8 of Title 3 of the MGCL, permits the board of directors of a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and at least three independent directors to elect to classify the board of directors without stockholder approval. By adopting this resolution, the Company will be prohibited from classifying the Board of Directors without first obtaining stockholder approval.
Proxy Access
In 2018, the Company amended its bylaws to provide stockholders with proxy access for director nominations subject to certain conditions. In summary, the proxy access provisions of the bylaws permit qualifying stockholders, or a qualifying group of no more than 20 stockholders, that have continuously owned at least 3% of the Company’s outstanding shares of common stock throughout at least a three-year period, to nominate and to require the Company to include in its proxy materials director nominees constituting up to the greater of two director nominees or 20% of the number of directors up for election, for inclusion in the Company’s proxy materials, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s bylaws and subject to the terms and conditions therein.
Anti-Hedging Policy
The Company's anti-hedging policy prohibits the purchase of financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. The policy is applicable to all Company employees and directors.
Independence of Directors
The Board of Directors has adopted a set of Corporate Governance Principles (the “Principles”) addressing, among other things, standards for evaluating the independence of the Company’s directors. The full text of the Principles can be found in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab. A copy may also be obtained upon request from the Company’s Secretary.
Pursuant to the Principles, the Board undertook its annual review of director independence under the leadership of the Nominating and Corporate Governance Committee in February 2023. During this review, the Nominating and Corporate Governance Committee and the Board considered transactions and relationships between each director and nominee or any member of his or her immediate family and the Company and its subsidiaries, affiliates and equity investors. The Nominating and Corporate Governance Committee and the Board also examined transactions and relationships between directors and nominees or their affiliates and members of senior management or their affiliates. As provided in the Principles, the purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that a director or nominee is independent.
To aid in making its annual review of director and nominee independence, the Board has adopted categorical standards for determining independence consistent with New York Stock Exchange ("NYSE") requirements. A director or nominee is independent unless:
•The director or nominee is or has been an employee of the Company within the past three years or has an immediate family member that is or has been an executive officer of the Company within the past three years;
•The director or nominee, or his or her immediate family member, has received more than $120,000 within any of the past three years in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
•(A) The director or nominee, or his or her immediate family member, is a current partner of a firm that is the Company’s internal or external auditor; (B) the director or nominee is a current employee of such firm; (C) the director or nominee has an immediate family member who is a current employee of such firm and who participates in the Company’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or nominee, or his or her immediate family member, was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;
•The director or nominee, or his or her immediate family member, has been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee within the past three years;
•The director or nominee is a current employee, or has an immediate family member that is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such company’s consolidated gross revenues within the past three years; or
•The director or nominee has any other material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.
In addition to the above criteria, with respect to members of the Compensation Committee, the Board considers all factors relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member. Specifically, the Board considers the source of compensation of such director, and whether the director receives compensation from any person or entity that would impair his or her ability to make independent judgments about executive compensation. The Board also considers whether the director is affiliated with the Company, any subsidiary of the Company or any affiliate of a subsidiary of the Company.
As a result of this review, the Board affirmatively determined that, except for Mr. Meredith, all of the directors and nominees are independent of the Company and its management under the standards adopted pursuant to the Principles.
Director Nominee Evaluation Process
The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. As part of its duties, the Nominating and Corporate Governance Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. A copy of the Nominating and Corporate Governance Committee’s charter can be found in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab.
Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee reviews the information provided to it with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Nominating and Corporate Governance Committee then evaluates the prospective nominee against the following standards and qualifications:
•Personal integrity and reputation for high ethical standards;
•The ability to devote sufficient time to the duties of a director;
•Experience relevant to the Company's business, including real estate, health care, finance, accounting, investment banking, capital markets, or senior management;
•Depth and breadth of leadership experience, and a proven record of accomplishment;
•The ability to think independently and work collaboratively;
•The ability to satisfy the NYSE requirements of the Audit Committee and the Compensation Committee; and
•The ability to meet and comply with the requirements of the Code of Business Conduct and Ethics.
The Nominating and Corporate Governance Committee also considers other relevant factors as it deems appropriate, including the current composition and diversity of the Board, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Nominating and Corporate Governance Committee is committed to the Company's goal to have females and/or minorities represent at least a third of the Board of Directors. In connection with the evaluation process, the Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines whether to nominate such persons after considering the recommendation and report of the Nominating and Corporate Governance Committee.
Stockholder Recommendation or Nomination of Director Candidates
The Nominating and Corporate Governance Committee will consider candidates for our Board of Directors recommended by our stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. Recommendations should be delivered to Healthcare Realty Trust Incorporated, Board of Directors, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Secretary. Recommendations must include, among other things, the full name and age of the candidate, a brief description of the proposed candidate’s business experience for at least the previous five years and descriptions of the candidate’s qualifications and the relationship, if any, to the stockholder, and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected and a completed questionnaire (which questionnaire shall be provided by us, upon request, to the stockholder making the recommendation). Stockholders who are recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendations not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of this proxy statement.
Stockholders who wish to nominate an individual for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Corporate Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Article II, Section 11 of our current bylaws and within the time periods set forth herein under the section titled “General Information; Proposals for 2024 Annual Meeting of Stockholders” on page 59.
The Company’s stockholders also possess the right to nominate candidates for election to the Board through the “proxy access” provisions of the Company’s bylaws, pursuant to which stockholders, may nominate up to the greater of two director nominees or 20% of the number of directors up for election, for inclusion in the Company’s proxy materials.
Environmental, Social, and Governance Oversight and Practices

The Board of Directors and management believe that embedding and integrating leading environmental, social and governance practices into its culture, strategy, and operations is fundamental to the Company's long-term growth. The Board of Directors is committed to overseeing Healthcare Realty’s ESG initiatives, receiving quarterly updates from management regarding the Company’s strategy, goals, opportunities, risks, reporting, and performance. To underscore its importance to our overall strategy, an ESG performance metric has been incorporated into the Company’s executive officer short-term incentive plan, linking executive compensation to the Company’s ESG performance. For additional information, see this proxy statement’s "Compensation Discussion and Analysis" section below.
In 2022, the Company:
•Published its fourth Corporate Responsibility Report (CRR), highlighting the Company’s meaningful progress on its ESG initiatives and Key Performance Indicators ("KPIs") with expanded disclosures in alignment with leading industry frameworks including Sustainable Accounting Standards Board (SASB) and the Task Force on Climate-Based Financial Disclosures (TCFD);
•Received GRESB's 4 Green Star ranking, earning a score of 80 on its 2022 assessment, up from 73 in 2021. Additionally, we received a GRESB Public Disclosure rating of "A", ranking second out of a peer group of 10 healthcare real estate companies with respect to transparency of public reporting of sustainability practices;
•Implemented third-party assurance of our energy, water, greenhouse gas and waste data;
•Increased green building certifications to include 30 properties totaling 2.6 million square feet for the combined portfolio including 11 LEED certifications (five inherited from the legacy HTA portfolio), 5 IREM Certified Sustainable Properties, and 14 ENERGY STAR certifications;
•Expanded physical climate risk assessments to measure risks across multiple climate scenarios and time horizons;
•Was recognized in Nareit’s 2022 REIT Industry ESG report featuring our efforts to enhance employee health, wellbeing, and culture as well as the Department of Energy’s 2022 Better Buildings Progress Report, highlighting our renewable energy program; and
•Increased women and/or minority representation to 38% of our board, exceeding our goal of 33%.
Following the Merger, the Company has been working to gather, evaluate, and integrate ESG data, compare best practices, prioritize strategic initiatives, streamline and integrate policies and procedures, and evaluate new baselines and goals for the combined company.
Additional information about the Company's ESG initiatives, KPIs, performance, and practices can be found in its 2022 Corporate Responsibility Report and Sustainability Principles and Policies published on its website www.healthcarerealty.com/sustainability.

Security Ownership of Certain
Beneficial Owners and Management

The following table sets forth, as of February 15, 2023, the beneficial ownership of the Company’s equity securities as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. As of February 15, 2023, there were 380,779,861 shares of the Company’s Common Stock outstanding.

NAME OF BENEFICIAL OWNER	COMMON SHARES BENEFICIALLY OWNED		PERCENT OF COMMON SHARES BENEFICIALLY OWNED
Todd J. Meredith	659,870	(1)	*
J. Christopher Douglas	263,797	(1)	*
John M. Bryant, Jr.	224,355	(1)	*
Robert E. Hull	207,177	(1)	*
Julie F. Wilson	128,321	(1)	*
John V. Abbott	17,441	(1)	*
Nancy H. Agee	39,500	(1)(2)	*
W. Bradley Blair, II	102,806	(1)(3)	*
Vicki U. Booth	27,849	(1)	*
Edward H. Braman	28,565	(1)	*
Ajay Gupta	10,789	(1)	*
James J. Kilroy	14,201	(1)	*
Jay P. Leupp	17,259	(1)	*
Peter F. Lyle, Sr.	23,228	(1)(4)	*
Constance B. Moore	9,804	(1)	*
John Knox Singleton	63,505	(1)(5)	*
Christann M. Vasquez	32,815	(1)	*
All executive officers, directors, and nominees to be director as a group (17 persons)	1,871,282		0.49%

The Vanguard Group	54,845,205	(6)	14.41%
Cohen & Steers, Inc.	51,540,582	(7)	13.52%
BlackRock, Inc.	45,325,967	(8)	11.90%
State Street Corporation	22,618,951	(9)	5.94%
APG Asset Management US, Inc.	12,367,121	(10)	3.30%
Principal Real Estate Investors, LLC	10,434,109	(11)	2.74%

-    Less than 1%
(1)    Includes shares of restricted stock.
(2)    Includes 3,431 shares held in a living trust.
(3)    Includes 11,750 shares held in IRAs and 1,000 shares held by spouse.

(4)    Includes 6,652 shares held in a trust.
(5)    Includes 19,082 shares held in an IRA.
(6)    Information is based on a Schedule 13G filed on February 9, 2023 by The Vanguard Group, an investment adviser located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. reported that it possesses no sole power to vote, shared power to vote 558,082 shares, sole power to dispose of 53,995,984 shares and shared power to dispose of 849,221 shares of the Common Stock.
(7)    Information is based on a Schedule 13G filed on February 14, 2023 by Cohen & Steers, Inc., an investment adviser located at 280 Park Avenue, 10th Floor, New York, New York 10017. Cohen & Steers, Inc. reported that, through various of its subsidiaries, it possesses the sole power to vote 36,167,467 shares and to dispose of 51,450,582 shares of the Common Stock.
(8)    Information is based on a Schedule 13G filed on January 31, 2023 by BlackRock, Inc., a holding company located at 55 East 52nd Street, New York, New York 10055. BlackRock, Inc. reported that, through various of its subsidiaries, it possesses the sole power to vote 42,987,641 shares and to dispose of 45,325,967 shares of the Common Stock.
(9)    Information is based on a Schedule 13G filed on February 1, 2023 by State Street Corporation, a holding company located at One Lincoln Street, Boston, Massachusetts 02111. State Street Corporation reported that it possesses no sole power to vote or dispose and shared power to vote 16,872,401 shares and shared power to dispose of 22,618,951 shares of the Common Stock.
(10)    Information is based on a Schedule 13G filed on January 12, 2023 by APG Asset Management US, Inc., an investment advisor located at 666 3rd Ave., 2nd Floor, New York, New York 10017. APG Asset Management, US, Inc., reported that, through various of its subsidiaries, it possesses no sole power to vote or dispose and shared power to vote and dispose of 12,367,121 shares of the Common Stock.
(11)    Information is based on a Schedule 13G filed on February 15, 2023 by Principal Real Estate Investors, LLC, an investment advisor located at 801 Grand Avenue, Des Moines, Iowa 50392. Principal Real Estate Investors, LLC reported that it possesses no sole power to vote or dispose and shared power to vote and dispose of 10,434,109 shares of the Common Stock.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than 10% stockholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 2022.
During 2022, based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that all reports required to be filed with the SEC by Section 16(a) during the most recent fiscal year were timely filed.

Proposal 2
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed BDO USA, LLP ("BDO") as the Company’s independent registered public accounting firm for the fiscal year 2023. Representatives of this firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement and will be available to respond to appropriate questions.
The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of BDO as the Company’s independent registered public accounting firm for the fiscal year 2023. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Audit and Non-Audit Fees
The following table details fees and expenses for professional services rendered by BDO to the Company for the last two fiscal years.

	2022	2021
Audit fees (1)	$3,558,899	$1,233,599
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$3,558,899	$1,233,599
(1)    Includes fees for services related to the audit and quarterly reviews of the Company’s consolidated financial statements and internal control over financial reporting of $3,288,100 and $1,135,190, respectively, for 2022 and 2021, and fees in connection with the Company’s equity offerings of $270,799 and $98,409, respectively, for 2022 and 2021. Audit fees for 2022 included fees related to the Merger.

For the purpose of ensuring the continued independence of BDO, the Company determined that its independent registered public accounting firm will not provide consulting services to the Company. Additionally, the charter of the Audit Committee provides that the Audit Committee must pre-approve all services to be provided by the independent registered public accounting firm. Proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee. All services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO was compatible with the maintenance of such accounting firm’s independence in the conduct of its auditing functions.

The Board of Directors recommends that the stockholders vote FOR ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

Audit Committee Report
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee of the Board of Directors of the Company consists entirely of directors who meet the independence and experience requirements of the NYSE. Audit Committee members may serve on the audit committees of no more than three public companies.
Pursuant to the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, the Company must disclose which members, if any, of the Audit Committee are “audit committee financial experts” (as defined in the SEC’s rules). The Company’s Board of Directors has determined that Edward H. Braman, the chairman of the Audit Committee, Nancy H. Agee, Ajay Gupta, and Jay P. Leupp meet the criteria to be “audit committee financial experts.”
The Company’s management has primary responsibility for preparing the Company’s Consolidated Financial Statements and implementing internal controls over financial reporting. The Company’s 2022 independent registered public accounting firm, BDO, is responsible for expressing an opinion on the Company’s Consolidated Financial Statements and on the effectiveness of its internal control over financial reporting.
The roles and responsibilities of the Audit Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website.
As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the Consolidated Financial Statements and the reporting process. BDO is responsible for performing an integrated audit of the Company’s Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States of America) and expressing an opinion on the conformity of the Consolidated Financial Statements to accounting principles generally accepted in the United States of America and on the effectiveness of internal control over financial reporting. The Company's internal audit function ("Internal Audit") is responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board determine.
To fulfill its responsibilities, the Audit Committee met and held discussions with management, Internal Audit, and BDO concerning the Consolidated Financial Statements for the fiscal year ended December 31, 2022 and the Company’s internal control over financial reporting as of December 31, 2022. Management, Internal Audit, and BDO made presentations to the Audit Committee throughout the year on specific topics of interest, including, among other items, the Company's (i) risk assessment process; (ii) information technology systems and controls; (iii) income tax risk and compliance; (iv) 2022 integrated audit plan; (v) updates on completion of the audit plan; (vi) critical accounting policies; (vii) assessment of the impact of new accounting guidance; (viii) compliance with the internal controls required under Section 404 of the Sarbanes-Oxley Act; (ix) ethics and compliance program; (x) strategy and management of the implementation of new systems; (xi) non-GAAP measures and key performance indicators; and (xii) cybersecurity. The Audit Committee also discussed all communications required by the standards of the Public Company Accounting Oversight Board, the NYSE and the SEC with BDO.
The Audit Committee met with BDO quarterly, both together with management and separately, to review and discuss the scope of the audit and all significant matters related to the audit. The Audit Committee also met with key members of management in separate executive sessions, including the Company's Chief Executive Officer, Chief Financial Officer, General Counsel, Corporate Counsel, Chief Accounting Officer, heads of investments, technology services, leasing and management, taxation, and compliance and Internal Audit to discuss the Company's internal controls over financial reporting, the completeness and accuracy of the Company's Consolidated Financial Statements, and other matters.
The Audit Committee, along with the Company's management and Internal Audit, reviewed BDO's performance as a part of the Audit Committee's consideration whether to reappoint the firm as the Company's independent auditors. As part of this review, the Audit Committee considered (i) the continued independence of the audit firm; (ii) evaluations of the audit firm by management and Internal Audit; (iii) the audit firm's effectiveness of communications and working relationships with the Audit Committee, management and Internal Audit; (iv) the length of time the audit firm has served as the Company's independent auditors; and (v) the quality and depth of the audit firm and the audit team's expertise and experience in the industry. As a part of the appointment process, the Audit Committee approves the selection of the independent auditor's lead engagement partner and independent review partner at the respective mandatory five-year rotation periods. In 2022, the Company's lead engagement partner rotated after five years of service. The Audit Committee also considered the advisability and potential impact of selecting a different independent registered public accounting firm.
In addition, the Audit Committee has received from BDO the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding auditor communications with the Audit Committee concerning independence, and has discussed independence with BDO.
The Audit Committee discussed with management and Internal Audit the Company’s financial risk exposures, internal controls and reporting procedures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.
Based on the Audit Committee’s review of the audited Consolidated Financial Statements and discussions with management and BDO as described above and in reliance thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited Consolidated Financial Statements for the fiscal year ended December 31, 2022 be included in the Company’s Annual Report on Form 10-K filed with the SEC.

Members of the Audit Committee
Edward H. Braman (Chair)
Nancy H. Agee
Ajay Gupta
Jay P. Leupp

Compensation Discussion and Analysis
2022 Compensation Highlights

Named Executive Officers

Todd J. Meredith	J. Christopher Douglas	John M. Bryant, Jr.	Robert E. Hull	Julie F. Wilson
President and Chief Executive Officer	Executive Vice President, Chief Financial Officer	Executive Vice President, General Counsel	Executive Vice President, Investments	Executive Vice President, Operations

2022 Compensation Mix

At-Risk Performance Metrics (1)

(1)     Equity incentive metrics are based on three-year performance periods and cash incentive metrics are based on one-year performance periods.

2022 Executive Compensation Changes
For 2022, the Company changed its compensation methodology to include forward-looking long-term equity incentive targets and made certain one-time equity awards to its NEOs. The Company does not expect these one-time awards to recur. The following summarizes the non-recurring awards and equity incentive changes:
•In December 2021, the Compensation Committee modified the equity compensation program from restricted stock awards based on backward-looking performance measures to forward-looking restricted stock unit awards subject to three-year performance measures plus two years of additional time-based vesting.
•In February 2022, backward-looking restricted stock awards for 2021 performance were awarded, resulting in summary compensation table overlap with forward-looking awards granted in 2022.
•The Compensation Committee annually awards retention-based restricted stock for the purposes of aligning the interests of the NEOs with those of the stockholders. In January 2022, the Compensation Committee granted enhanced retention awards to address the increased competition in the sector at that time. For the CEO, this award was approximately 50% larger than otherwise would have been expected.
•In December 2022, the Compensation Committee awarded one-time equity awards to NEOs equal to one times base salary in recognition of the efforts of the management team in successfully completing the Merger, funding the $1.1 billion special dividend with asset sales and joint venture contributions, and integration of the two companies, including the achievement of projected G&A savings.
•The following chart illustrates 2022 compensation of the CEO excluding the non-recurring items discussed above:
(1) As reported in the Summary Compensation Table on page 37.

2022 Financial and Operational Highlights
On July 20, 2022, Legacy HR and Legacy HTA completed a merger between the companies in which Legacy HR merged with and into a wholly-owned subsidiary of Legacy HTA, with Legacy HR continuing as the surviving entity and a wholly-owned subsidiary of Legacy HTA. Immediately following the Merger, Legacy HTA changed its name to “Healthcare Realty Trust Incorporated.”
For accounting purposes, the Merger was treated as a “reverse acquisition” in which Legacy HR was considered the acquirer. Accordingly, the information discussed in this section reflects, for periods prior to the closing of the Merger, the financial condition and results of operations of Legacy HR, and for periods from the closing of the Merger, that of the consolidated company. Legacy HTA properties that met the Company's same store criteria are included in same store results.
Significant results and activities in 2022 included:
•As noted above, the Company closed the Merger, bringing together two of the largest owners of medical office buildings. The combination provides market scale in concentrated clusters, increases diversification, and strengthens the balance sheet to enhance liquidity and improve access to capital.
•The Company completed the planned asset sales and joint venture contributions of $1.125 billion at a weighted average capitalization rate of 4.8%. Proceeds from these transactions fully funded the special dividend of $4.82 per share paid to the stockholders of Legacy HTA in connection with the Merger.
•Aside from the Merger, the Company invested $504.6 million in 33 medical office buildings through acquisitions and joint venture investments.
•Normalized FFO attributable to common stockholders was $430.1 million or $1.69 per share, down from $1.71 in 2021, primarily due to an approximately 450 basis point increase in short term borrowing rates. This increased cash interest expense by approximately $0.12 per share.
•Executed $550 million of new interest rate swaps to fix rates on over half of all variable rate debt and to reduce variable rate debt to 13% of overall debt at December 31, 2022.
•Same store revenue per occupied square foot grew by 3.6% and occupancy increased by 50 basis points.
•Same store revenue grew 3.8% over 2021.
•Same store operating expense growth of 6.3% was reduced through favorable lease structures, resulting in 4.6% expense growth, net of recoveries.
•Same store cash NOI grew 2.5% over 2021.
•Net debt to adjusted EBITDA was 6.4x at December 31, 2022, within the Company's target range of 6.0x to 6.5x.
•The Company published its fourth annual Corporate Responsibility Report, highlighting progress in its ESG initiatives and its commitment to incorporate sustainability principles into the Company's business practices. Additional information about the Company's ESG practices can be found in its 2022 Corporate Responsibility Report published on its website.
Certain information included in the highlights above constitute Non-GAAP financial measures. Such measures are presented herein for reference in connection with our explanation of the relationship between executive pay and company performance. The most comparable measures determined in accordance with GAAP and a reconciliation of all Non-GAAP financial measures to such measures determined in accordance with GAAP are provided beginning on page 56 of this Proxy Statement.
Comprehensive Compensation Policy
The Compensation Committee believes that the compensation of the Company’s officers, including the named executive officers ("NEOs"), should align their interests with those of the stockholders, link compensation to the Company's overall performance, provide a competitive level of total compensation necessary to attract and retain talented and experienced officers, and motivate the officers to contribute to the Company’s success.
Executive Incentive Plan
The Amended and Restated Executive Incentive Plan, as amended (the "Executive Incentive Plan"), governed incentive compensation for the NEOs and served to connect executive compensation to Company performance in 2022. Under this plan, the NEOs earned incentive awards in the form of cash, restricted stock units ("RSUs") and restricted stock based on Company performance. For 2022, Company performance was measured over the relevant period against targeted financial and operational metrics set in advance by the Compensation Committee. The various awards available under the Executive Incentive Plan are discussed below under the heading "Components of Compensation."

Pay For Performance
The Executive Incentive Plan was designed to directly link compensation to performance. The Committee believes that the combination of objective same store revenue and NOI growth operating metrics, FFO and FAD per share growth, TSR, and sustainability initiatives aligns the incentive structure with long-term stockholder value. For 2022 performance, 87.8% of the aggregate total compensation for NEOs was awarded in the form of at-risk or performance-based compensation, including restricted stock and RSUs having vesting periods of three to five years. The Compensation Committee believes that this further demonstrates alignment of the interests of the NEOs with that of the Company’s stockholders.
Restricted Stock
Since inception, the Company has used restricted stock grants as a means of delivering long-term incentive compensation to its officers. The Compensation Committee believes that restricted stock grants with long vesting periods align the interests of officers and stockholders and provide strong incentives to the officers both to grow the value of the stock and to maintain and grow the dividend payment. The officers personally benefit from these efforts through their restricted stock awards, which receive dividends at the same rate as unrestricted common stock. Prior to vesting, the restricted stock grants are subject to forfeiture in the event that the officer voluntarily leaves employment or is terminated for cause.
Restricted Stock Units
The Company began using RSUs in 2022 for long-term equity incentive awards. RSUs are granted at target-level at the beginning of a three-year performance period and are subject to performance metrics measured over a forward-looking, three year period. At the end of the three-year performance period, the Committee will review the actual performance and the RSUs will be converted into a number of shares of restricted stock with a value consistent with the multiples of base salary set prior to the performance period. The restricted stock is then subject to an additional two year vesting period. Holders of RSUs are entitled to dividend equivalent rights that will be paid in the form of cash at the time that the RSUs convert to restricted stock. The Compensation Committee believes that RSUs, like restricted stock, provide an effective incentive to the NEOs with respect to key drivers of Company growth and performance.
Compensation Parity
There are no material differences in the compensation policies and decisions relating to the compensation of the different NEOs, other than scaling differences under various performance metrics.
Stock Ownership Guidelines
The Compensation Committee believes that it is in the best interests of the stockholders to encourage all employees, especially the NEOs, to increase their equity position in the Company and further align employee and stockholder interests. In 2011, the Compensation Committee adopted stock ownership guidelines applicable to the NEOs and directors. Under these guidelines, the Chief Executive Officer should hold Common Stock with a fair market value equal to five times his current base salary, net of elective deferrals, as of April 1 each year. All executive vice presidents ("EVPs") should hold Common Stock with a fair market value equal to three times their current base salary as of April 1 each year. Each non-employee director should hold common stock with a fair market value equal to three times such director’s then current annual retainer. The guidelines provide that all owned stock, both restricted and unrestricted, counts towards the ownership guidelines for officers and directors. Officers and directors who are subject to these guidelines have five years from the date that they first become subject to the guidelines to comply with its terms.

As of March 15, 2023, all of the Company’s non-employee directors and the NEOs met the stock ownership guidelines. As of March 15, 2023, the multiples of stock held compared to base salary for the NEOs, excluding the effect of any elective salary deferral, were as follows:

FAIR MARKET VALUE OF STOCK HOLDINGS AS MULTIPLE OF CURRENT BASE SALARY
NAMED EXECUTIVE OFFICER	REQUIRED MULTIPLE	MULTIPLE AT MARCH 15, 2023
Todd J. Meredith	5x	15.1x
J. Christopher Douglas	3x	10.3x
John M. Bryant, Jr.	3x	9.7x
Robert E. Hull	3x	8.1x
Julie F. Wilson	3x	5.6x
Compensation "Clawbacks"
The Compensation Committee believes it is important to promote and maintain a culture that emphasizes integrity and accountability. The Legacy HTA compensation committee adopted a clawback policy on April 29, 2021 and the Board of Directors reaffirmed this policy following the closing of the Merger. This policy applies to all current and former executive officers (as defined by SEC Rule 16a-1(f)) of the Company who have received cash-based or equity-based incentive compensation under a plan, agreement or other arrangement maintained by the Company from time to time. Pursuant to the policy, in the event the Company restates its financial statements due to material noncompliance with any financial reporting requirement under the securities laws, the Company may, at the discretion of the Compensation Committee, seek to recover from any person covered by the policy who received cash-based or equity-based incentive compensation during the three-year period preceding the date on which restatement is required, the amount by which such cash-based or equity-based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The Compensation Committee expects to take action in 2023 to conform with the rules relating to clawback policies proposed by the NYSE in February 2023.
Say-on-Pay
The Company received a favorable say-on-pay vote at its 2022 Annual Meeting of Stockholders, with approximately 91% of the votes cast supporting the Company's executive compensation. The Company's say-on-pay vote has been consistently over 90% for the last five years. The Compensation Committee believes that the vote reflected a favorable view of the alignment between pay and performance.
Compensation Methodology
Compensation Committee’s Governance
The Compensation Committee approves salaries and makes other compensation decisions for the NEOs and the Company's directors. The Compensation Committee also approves stock-based compensation awarded under the Company's 2006 Incentive Plan, as amended and restated in 2021 (the "2021 Plan"), to other officers and employees. Salaries and other compensation decisions for all other officers and employees are made by management within the parameters of the Company’s compensation policies and plans.
The Compensation Committee meets at least four times a year and more often if necessary. Prior to each regular meeting, members of the Company’s management send materials to each of the Compensation Committee members, including minutes of the previous meeting, an agenda and recommendations for the upcoming meeting, and other materials relevant to the agenda items. Officers of the Company attend the Compensation Committee meetings as requested by the Committee. These officers provide information and discuss performance measures with the Compensation Committee relating to officer compensation. After every quarterly meeting, the Compensation Committee holds an executive session consisting only of the Committee members and also frequently meets with the Chief Executive Officer outside the presence of other officers.
The Compensation Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any NEO. The Compensation Committee annually reviews all of the perquisites paid to the NEOs, as well as their compliance with the Company’s policies regarding perquisites. The Compensation Committee is also responsible for oversight of the Company's human capital development and talent management efforts.
Compensation Risk Assessment
The Compensation Committee believes its compensation policies and practices do not promote excessive risk-taking and are not likely to have a material adverse effect on the Company. In particular, the Compensation Committee believes that the following factors mitigate excessive risk-taking by the NEOs:
•The use of RSUs and restricted stock, with long vesting periods during which the stock cannot be sold, provides an incentive to the NEOs to make decisions that contribute to long-term growth of the Company, the stability of earnings growth, and the payment of dividends to stockholders.
•The maximum potential cash and stock incentive payments are capped at levels such that total compensation would remain comparable with publicly-traded REITs of similar size.
•The Compensation Committee retains broad discretionary authority to adjust annual awards and payments, which further mitigates risks associated with the Company’s compensation plans and policies.

Peer Group
The Compensation Committee has selected the health care REITs in the FTSE NAREIT All Equity REITs Index as the peer group for purposes of measuring relative TSR performance. This index currently includes:

CareTrust REIT, Inc.	Community Healthcare Trust Inc.	Diversified Healthcare Trust
Healthcare Realty Trust Incorporated	Healthpeak Properties, Inc.	Global Medical REIT Inc.
LTC Properties, Inc.	Medical Properties Trust, Inc.	National Health Investors, Inc.
Omega Healthcare Investors, Inc.	Physicians Realty Trust	Sabra Health Care REIT, Inc.
Universal Health Realty Income Trust	Ventas, Inc.	Welltower Inc.
Compensation Consultant
The Compensation Committee retains a compensation consultant to advise it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. The Compensation Committee’s policy is to meet annually with a compensation consultant to discuss executive compensation trends. In 2022, the Compensation Committee engaged Ferguson Partners to provide a review of recent trends and developments in compensation practices within the Company’s industry. Representatives of Ferguson Partners attended three of the Compensation Committee's meetings in 2022.
Ferguson Partners received an aggregate of $45,000 for its compensation consulting services provided to the Compensation Committee in 2022.
Components of Compensation
Elements of Pay
In 2022, the Company’s compensation program for its NEOs consisted of the following key elements:
•annual base salaries that are paid in cash;
•the potential for cash incentive awards based on defined performance targets set by the Compensation Committee ("Company Performance Awards");
•RSU awards subject to a five-year vesting period and based on the Company's three-year absolute TSR, three-year TSR performance relative to the peer group, growth in FFO per share, and growth in FAD per share. ("RSU Awards");

•retention restricted stock awards subject to a five-year cliff vesting period;
•elective base salary deferral, allowing NEOs to take restricted stock in lieu of cash, further aligning interests with stockholders and subjecting the value of elective restricted stock to market risk and risk of forfeiture; and
•the potential for cash incentive awards based on ESG performance.
Annual Base Salary
The Compensation Committee monitors the base compensation for comparable executive officers in the peer group as data points, but does not benchmark to a particular percentile. The Compensation Committee believes that the current levels of base salary for the NEOs are competitive and reasonable compared to the peer group and will continue to review that periodically.
The base salaries of the NEOs for 2022 and 2023, before any elective deferral of cash in the form of restricted stock, are as follows:

	BASE SALARY
NAMED EXECUTIVE OFFICER	2022	2023
Todd J. Meredith President and Chief Executive Officer	$850,000	$850,000
J. Christopher Douglas Executive Vice President and Chief Financial Officer	$500,000	$500,000
John M. Bryant, Jr. Executive Vice President and General Counsel	$450,000	$450,000
Robert E. Hull Executive Vice President, Investments	$500,000	$500,000
Julie F. Wilson Executive Vice President, Operations	$450,000	$450,000
Cash Incentive Awards
Company Performance Awards are based on the achievement of specific Company performance targets and include growth in same store NOI, same store revenue, and FFO per share. The specific targets are established by the Compensation Committee. These awards operate independently of one another and are payable in cash. For purposes of the Company Performance Awards, same store NOI and revenue growth are measured on a trailing twelve months basis and paid quarterly; FFO growth is measured comparing the current quarter to the same quarter in the previous year. The potential awards are scaled against performance measures and offer the NEOs the opportunity to receive amounts set forth in the tables below, expressed as multiples of base salary. The Compensation Committee believes that the potential for Company Performance Awards provides incentives for the NEOs to sustain growth in property operating revenues, to efficiently manage operating expenses and to grow FFO per share.

2022 Company Performance Awards
In 2022, the maximum, target, and threshold levels for Company Performance Awards set by the Compensation Committee and the actual award achieved, expressed as multiples of base salary, were as follows:

COMPANY PERFORMANCE	SAME STORE REVENUE GROWTH	AWARD MULTIPLE		SAME STORE NOI GROWTH	AWARD MULTIPLE
		CEO	EVP		CEO	EVP
Maximum	3.00%	0.60x	0.54x	3.50%	0.60x	0.54x
Target	2.00%	0.40x	0.36x	2.25%	0.40x	0.36x
Threshold	1.00%	0.20x	0.18x	1.25%	0.20x	0.18x
	<1.00%	0x	0x	<1.25%	0x	0x
Actual	3.37%	0.60x	0.54x	2.53%	0.44x	0.40x

COMPANY PERFORMANCE	FFO PER SHARE GROWTH	AWARD MULTIPLE
		CEO	EVP (1)
Maximum	7.00%	2.00x	1.35x
Target	5.00%	1.00x	0.90x
Threshold	2.00%	0.50x	0.45x
	<2.00%	0x	0x
Actual		0.43x	0.39x
(1) Mr. Hull's multiple at maximum performance is 1.80x.
For 2022, the Company's quarterly trailing twelve month same store revenue growth averaged 3.37%, and quarterly trailing twelve month same store NOI growth averaged 2.53%. This resulted in awards at 150% of target for same store revenue and 110% for same store NOI. FFO per share growth for the first two quarters of 2022 resulted in an award of 86% of target. FFO per share growth for the second half of 2022 was below threshold resulting in no awards after the second quarter, resulting in an award of 43% of target for the year. Based on these results, the NEOs received the performance-based cash award multiples reflected in the table above, which were 82% of the aggregate target award.
ESG Incentive Program
For 2022, the Compensation Committee updated the Company Performance Award program to include incentives to NEOs for Company ESG performance. The maximum incentive opportunity under this program is equal to 0.20 times base salary for the CEO and 0.18 times base salary for the EVPs, payable in cash. The ESG goals and initiatives for 2022 included:
•monitoring, benchmarking, and reducing environmental resource use, including energy, water, solid waste, and greenhouse gas emissions;
•expansion and progress on social initiatives, including Company culture development, employee engagement, employee turnover, employee health and wellness, minority representation, tenant satisfaction, and charitable giving; and
•enhancement and promotion of stakeholder engagement around Company ESG efforts.
Based on achievement of continued progress towards these goals and initiatives in 2022, including material improvement in the Company's GRESB score and Public Disclosure rating, the Compensation Committee awarded cash incentives of 0.20 times base salary for the CEO and 0.18 times base salary for the EVPs.

Equity Incentive Awards
For 2022, equity incentive awards are the largest component of compensation and are comprised of at-risk and performance based awards, including restricted stock subject to long vesting periods and RSUs subject to multiple performance metrics. In addition, certain awards for 2021 performance were granted in 2022, as discussed below. A portion of overall equity compensation is anticipated to be paid in the form of time-based restricted stock awards. The Compensation Committee believes that time-based restricted stock as a portion of the overall equity incentive opportunity is important for purposes of retaining talent and aligning the interests of executive officers with that of stockholders. RSU Awards are long-term equity awards that are earned based on the achievement of performance metrics including TSR, FFO per share growth, and FAD per share growth.
2021 FFO/FAD Awards Paid in 2022
Prior to 2022, FFO and FAD equity awards were granted in February following the end of the calendar year performance measurement period. For 2022, the Compensation Committee switched to a forward-looking RSU structure in which awards are granted at the beginning of the performance period and are adjusted at the end of the period based on actual performance. With this change in the timing and structure of incentive awards, the compensation associated with the 2021 backward-looking awards was recognized in February 2022 and overlaps the compensation associated with the January 2022 forward-looking awards.
For 2021, the Compensation Committee established targets for FFO/FAD Awards based on normalized FFO per share and FAD per share growth on a year-over-year basis ranging from 1.82% to 6.16% and 1.67% to 5.63%, respectively. On February 22, 2022, awards based on these measures were granted for 2021 performance. The awards were paid in the form of restricted stock subject to five-year cliff vesting periods and equaled 1.14 times base salary for the CEO and 0.98 times base salary for the EVPs. The maximum and threshold levels for FFO/FAD Awards set by the Compensation Committee for 2021, along with the actual results, expressed as multiples of base salary, were as follows:

COMPANY PERFORMANCE	FFO PER SHARE GROWTH	FFO GROWTH MULTIPLES		FAD PER SHARE GROWTH	FAD GROWTH MULTIPLES
		CEO	EVP		CEO	EVP
Maximum	6.16%	1.17x	1.00x	5.63%	0.58x	0.50x
Threshold	1.82%	0.47x	0.40x	1.67%	0.23x	0.20x
Actual	3.99%	0.70x	0.60x	4.68%	0.44x	0.38x
Although these FFO/FAD Awards were based on 2021 performance, they were granted in 2022 and appear in the summary compensation table for 2022 rather than 2021.
RSU Awards
The Compensation Committee granted performance-based equity incentive awards with respect to absolute and relative TSR, FFO per share growth, and FAD per share growth for long-term equity incentive awards for 2022. These awards are in the form of RSUs granted at the target levels in January 2022, the beginning of the performance period. Performance is measured over a forward-looking three year period. At the end of the performance period, the Committee will review the actual performance and the RSUs will be converted into a number of shares of restricted stock with a value consistent with the multiples of base salary reflected in the tables below. The restricted stock will then be subject to an additional two-year cliff vesting period. Holders of RSUs are entitled to dividend equivalent rights that will be paid in the form of cash at the time that the RSUs convert into restricted stock. The Compensation Committee believes that RSUs, like restricted stock, provide an effective incentive to the NEOs with respect to key drivers of Company growth and performance.

The Compensation Committee has established the following ranges for relative TSR and absolute TSR performance over a three-year period, with relative performance measured against the 2022 peer group discussed above:

COMPANY PERFORMANCE	RELATIVE TSR PERCENTILE RANK	TSR AWARD MULTIPLES		ABSOLUTE TSR	TSR AWARD MULTIPLES
		CEO	EVP		CEO	EVP
Maximum	75	1.08x	0.60x	33.0%	1.62x	0.90x
Target	50	0.54x	0.30x	21.0%	0.81x	0.45x
Threshold	25	0.27x	0.15x	12.0%	0.41x	0.23x
	<25	0x	0x	<12.0%	0x	0x
The Compensation Committee has established the following range for normalized FFO and FAD per share growth over a three-year period, expressed as multiples of base salary:

COMPANY PERFORMANCE	FFO PER SHARE GROWTH	FFO GROWTH MULTIPLES		FAD PER SHARE GROWTH	FAD GROWTH MULTIPLES
		CEO	EVP		CEO	EVP
Maximum	21.0%	1.80x	1.00x	21.0%	1.80x	1.00x
Target	12.0%	0.90x	0.50x	12.0%	0.90x	0.50x
Threshold	6.0%	0.45x	0.25x	6.0%	0.45x	0.25x
	<6.0%	0x	0x	<6.0%	0x	0x
Any awards pursuant to the tables above will be calculated using linear interpolation for results between maximum, target, and threshold.
Retention Restricted Stock Awards
The Compensation Committee awarded restricted stock to the NEOs in 2022, which included annual retention based restricted stock for the purposes of aligning the NEO's interests with those of the stockholders of the Company. These awards granted in January 2022 were equal to 1.35 times base salary for the CEO and 0.75 times base salary for the other NEOs.
The Compensation Committee also considered the increased market participation of private equity and large institutional buyers of medical office buildings and the likelihood of increased competition for talent to manage and operate large portfolios and awarded a grant of restricted stock for the purposes of retaining the NEOs for continuity of management of the Company. These awards granted in January 2022 were equal to 0.70 times base salary for the CEO and multiples of base salary ranging from 0.46 to 0.63 times for the other NEOs.
Finally, the Compensation Committee recognized the efforts of the management team in successfully completing the Merger, funding the $1.1 billion special dividend with asset sales and joint venture contributions, and integration of the two companies, including the achievement of projected G&A savings, with awards of restricted stock granted in December 2022 equal to one times base salary for each NEO.

The above awards are subject to vesting periods ranging from three to five years.
The total multiples of base salary reflected by these awards were as follows:

NAME	RESTRICTED STOCK AWARDS MULTIPLE OF BASE SALARY
Todd J. Meredith	3.05x
J. Christopher Douglas	2.35x
John M. Bryant, Jr.	2.38x
Robert E. Hull	2.32x
Julie F. Wilson	2.21x
Elective Deferral Awards
Under the elective salary deferral feature of the 2021 Plan, NEOs may elect to defer up to 25% of their base salaries in the form of shares of restricted stock subject to long-term vesting. The number of shares granted will be increased by a multiple of the amount of cash deferred depending on the length of the vesting period selected by the officer. Each officer who makes this selection will be awarded additional shares at no additional cost to the officer according to the following multiple-based formula:

DURATION OF RESTRICTION PERIOD	RESTRICTION MULTIPLE
3 years	1.3x
5 years	1.5x
8 years	2.0x
This program is designed to encourage share ownership and to provide officers with an incentive to remain with the Company long term. Restricted stock awarded through the salary deferral plan is subject to market risk and risk of forfeiture during the vesting period. In the event that an officer voluntarily terminates employment or is terminated for cause from employment with the Company during the vesting period, both the shares purchased with deferred amounts and the shares received through the Company match are subject to forfeiture. Elective deferral awards are shown and expressed in dollar amounts in the Stock Awards column in the Summary Compensation Table found on page 37 below and in footnote 5 on page 38 below.
2023 Incentive Targets
The Compensation Committee established the following performance targets for 2023.
Cash Incentives
Cash incentive awards include Company Performance Awards based on targeted financial and operational metrics and ESG awards based on progress towards the Company's ESG goals and initiatives.

Company Performance Awards
For 2023, the Compensation Committee implemented cash incentives for growth in same store revenue, same store NOI and FFO per share. The Compensation Committee established the following targets and realizable awards (paid in cash), expressed as multiples of base salary:

COMPANY PERFORMANCE	SAME STORE REVENUE GROWTH	AWARD MULTIPLE		SAME STORE NOI GROWTH	AWARD MULTIPLE
		CEO	EVP		CEO	EVP
Maximum	3.00%	0.60x	0.54x	3.50%	0.60x	0.54x
Target	2.00%	0.40x	0.36x	2.25%	0.40x	0.36x
Threshold	1.00%	0.20x	0.18x	1.25%	0.20x	0.18x
	<1.00%	0x	0x	<1.25%	0x	0x

COMPANY PERFORMANCE	FFO PER SHARE GROWTH	AWARD MULTIPLE
		CEO	EVP (1)
Maximum	7.00%	2.00x	1.35x
Target	5.00%	1.00x	0.90x
Threshold	2.00%	0.50x	0.45x
	<2.00%	0x	0x
(1) Mr. Hull's multiple at maximum performance is 1.80x.
Any awards pursuant to the tables above will be calculated using linear interpolation for results between maximum, target, and threshold.
ESG Cash Incentives
In 2023, executives can earn cash incentive awards for performance towards the Company's ESG goals. The maximum incentive opportunity for ESG performance is equal to 0.20 times base salary for the CEO and 0.18 times base salary for the EVPs. The ESG overall goals and initiatives for 2023 are the same as 2022, namely: (1) monitoring, benchmarking, and reducing environmental resource use, including energy, water, solid waste, and greenhouse gas emissions; (2) expansion and progress on social initiatives, including Company culture development, employee engagement, employee turnover, employee health and wellness, minority representation, tenant satisfaction, and charitable giving; and (3) enhancement and promotion of stakeholder engagement around Company ESG efforts. In 2023, the Company intends to focus efforts on portfolio data collection and measurement across the legacy HTA portfolio to establish new environmental goals for the combined company.
Equity Incentives
For 2023, the Compensation Committee began the use of performance-based units of limited partnership interests in the OP for incentive equity compensation for the NEOs ("LTIP Series C Units"). The Compensation Committee has established the following targets with respect to TSR, FFO per share growth, and FAD per share growth for long-term equity incentive awards in 2023. These awards are in the form of LTIP Series C Units granted at the maximum levels in January 2023, the beginning of the performance period. Performance is measured over a forward-looking three year period. At the end of the performance period, the Committee will review the actual performance and the LTIP Series C Units will be converted into a number of LTIP Series D Units of the OP with a value consistent with the multiples of base salary reflected in the tables below. The LTIP Series D Units will then be subject to an additional two-year vesting period. Holders of LTIP Series C Units are entitled to distributions equal to one-tenth of the dividend paid on common stock. Awards that convert into LTIP Series

D Units are entitled to distributions equal to the dividends paid on common stock. The Compensation Committee believes that LTIP Units provide an effective incentive to the NEOs with respect to key drivers of Company growth and performance.
The Compensation Committee has established the following ranges for relative TSR and absolute TSR performance over a three-year period, with relative performance measured against the 2023 peer group discussed below:

COMPANY PERFORMANCE	RELATIVE TSR PERCENTILE RANK	TSR AWARD MULTIPLES		ABSOLUTE TSR	TSR AWARD MULTIPLES
		CEO	EVP		CEO	EVP
Maximum	75	1.08x	0.60x	33.0%	1.62x	0.90x
Target	50	0.54x	0.30x	21.0%	0.81x	0.45x
Threshold	25	0.27x	0.15x	12.0%	0.41x	0.23x
	<25	0x	0x	<12.0%	0x	0x
The Compensation Committee has selected the health care REITs in the FTSE NAREIT All Equity REITs Index as the peer group for 2023, consistent with 2022, as shown on page 25.
The Compensation Committee has established the following range for normalized FFO and FAD per share growth over a three-year period, expressed as multiples of base salary:

COMPANY PERFORMANCE	FFO PER SHARE GROWTH	FFO GROWTH MULTIPLES		FAD PER SHARE GROWTH	FAD GROWTH MULTIPLES
		CEO	EVP		CEO	EVP
Maximum	21.0%	1.80x	1.00x	21.0%	1.80x	1.00x
Target	12.0%	0.90x	0.50x	12.0%	0.90x	0.50x
Threshold	6.0%	0.45x	0.25x	6.0%	0.45x	0.25x
	<6.0%	0x	0x	<6.0%	0x	0x
Any awards pursuant to the tables above will be calculated using linear interpolation for results between maximum, target, and threshold.
2023 Restricted Stock Awards
Under the Incentive Plan, a portion of the overall equity compensation is anticipated to be paid in the form of restricted stock awards. For 2023, the percentage of the overall equity opportunity to be represented by restricted stock is 30%, assuming target performance for other equity incentives and approximately 18% assuming maximum performance. The Compensation Committee believes that time-based restricted stock is important for purposes of retaining talent and aligning the interests of executive officers with that of investors. On January 4, 2023, the Compensation Committee awarded restricted stock to certain officers subject to a five-year vesting period. The awards were based on multiples of 1.35 times base salary for the CEO and 0.75 times base salary for the EVPs.
Realizable Pay
For 2022 performance and exclusive of 2021 FFO/FAD Awards that were granted in 2022, the NEOs earned compensation of 6.14 times their base salaries in the aggregate, compared to 2.49 times for 2021.
For 2023, the Incentive Plan allows the NEOs to earn performance compensation valued at up to 11.05 times annual base salary for the CEO and up to 6.86 times annual base salaries for the EVPs, assuming achievement of the maximum incentive performance.

The following table sets forth the target levels and components of realizable performance compensation, expressed in multiples of base salary:

CEO MULTIPLES
COMPANY PERFORMANCE	CASH INCENTIVE AWARDS	EQUITY INCENTIVE AWARDS	TOTAL
Maximum	3.40x	7.65x	11.05x
Target	2.00x	4.50x	6.50x
Threshold	1.10x	2.93x	4.03x

EVP MULTIPLES
COMPANY PERFORMANCE	CASH INCENTIVE AWARDS (2)	EQUITY INCENTIVE AWARDS	TOTAL
Maximum	2.61x	4.25x	6.86x
Target	1.80x	2.50x	4.30x
Threshold	0.99x	1.63x	2.62x
(1)    ESG incentive awards and time based restricted stock are reflected at the maximum potential amount in the table.
(2)    Mr. Hull's maximum multiple for cash incentive awards is 2.88x.

Employee Stock Purchase Plan
Legacy HR employees who met minimum service requirements, including the NEOs, are eligible to purchase shares pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Purchase Plan”). As further discussed under the heading “Grants of Plan-Based Awards” in the section entitled "Executive Compensation" beginning on page 37 of this Proxy Statement, each participant is granted an option on January 1 of each year to purchase up to $25,000 of the Company’s Common Stock under the Purchase Plan. Following the Merger, the Board of Directors terminated the Purchase Plan. No new options will be granted under the Purchase Plan and existing options will expire under their terms by March 2024. Eligible employees may continue to exercise options until they expire.
Termination and Change-in-Control Arrangements
Under the terms of the Company’s compensation plans and its employment agreements with the NEOs, the NEOs are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a termination in connection with a change-in-control of the Company. The Company's employment agreements with its NEOs do not include single trigger change in control payments or excise tax gross up payments. The specific terms of these arrangements are discussed under the heading “Post-Employment Compensation - Termination and Change in Control Arrangements” under the section entitled “Executive Compensation” in this Proxy Statement beginning on page 46. In the case of the employment agreements, the terms of these arrangements were agreed to after arm's-length negotiations with each NEO. The Compensation Committee believes that these arrangements are appropriate under the Company’s current circumstances.
Perquisites
The Company provides its executive officers with perquisites that it believes are reasonable, competitive and consistent with the Company’s overall executive compensation program. The Company believes that such perquisites help the Company to retain its executive personnel and allows them to operate more effectively. These perquisites include reimbursement of supplemental term life insurance and supplemental disability insurance premiums capped at $15,000.

Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer). In 2017 and prior tax years, qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. Effective for tax years beginning on January 1, 2018, the tax reform legislation informally known as the Tax Cuts and Jobs Act of 2017 repeals the performance-based compensation exception to the Section 162(m) $1 million deduction limit. Compensation expense in the amount of $3.7 million in 2022, comprised of dividends on restricted shares and vesting of restricted shares awarded under the prior plan, was not deductible. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to the amounts in 2022 did not, and the tax reform legislation is not expected to, result in any increase in the Company’s federal income tax obligations.
Retirement Benefits
All NEOs are eligible to participate in the Company’s 401(k) plan, pursuant to which each participant may contribute up to the annual maximum allowed under IRS regulations ($20,500 for 2022 and $22,500 for 2023). All eligible participants over the age of 50 may also contribute an additional $6,500 per year to the plan in 2022 and $7,500 in 2023. The Company provides a dollar-for-dollar matching contribution up to an annual maximum of $2,800 per employee.

Compensation Committee Report
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:
John Knox Singleton (Chair)
W. Bradley Blair II
John V. Abbott
Peter F. Lyle, Sr.

2022 Executive Compensation Changes
For 2022, the Company changed its compensation methodology to include forward-looking long-term equity incentive targets and made certain one-time equity awards to its NEOs. The Company does not expect these one-time awards to recur. The following summarizes the non-recurring awards and equity incentive changes:
•In December 2021, the Compensation Committee modified the equity compensation program from restricted stock awards based on backward-looking performance measures to forward-looking restricted stock unit awards subject to three-year performance measures plus two years of additional time-based vesting.
•In February 2022, backward-looking restricted stock awards for 2021 performance were awarded, resulting in summary compensation table overlap with forward-looking awards granted in 2022.
•The Compensation Committee annually awards retention-based restricted stock for the purposes of aligning the interests of the NEOs with those of the stockholders. In January 2022, the Compensation Committee granted enhanced retention awards to address the increased competition in the sector at that time. For the CEO, this award was approximately 50% larger than otherwise would have been expected.
•In December 2022, the Compensation Committee awarded one-time equity awards to NEOs equal to one times base salary in recognition of the efforts of the management team in successfully completing the Merger, funding the $1.1 billion special dividend with asset sales and joint venture contributions, and integration of the two companies, including the achievement of projected G&A savings.
•The following chart illustrates 2022 compensation of the CEO excluding the non-recurring items discussed above:
(1) As reported in the Summary Compensation Table below

Executive Compensation

Summary Compensation Table

The following Summary Compensation Table reflects the total compensation of the Company’s Named Executive Officers:

NAME AND PRINCIPAL POSITION	YEAR	SALARY (1)	BONUS	STOCK AWARDS (4)(5)	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION (3)	TOTAL
Todd J. Meredith	2022	$850,000	$—	$6,324,463	$1,423,035	$—	$8,597,498
President and Chief Executive Officer	2021	$800,000	$—	$952,000	$1,383,667	$108,159	$3,243,826
	2020	$800,000	$—	$816,719	$1,143,333	$63,806	$2,823,858
J. Christopher Douglas	2022	$450,000	$—	$2,663,117	$753,371	$—	$3,866,488
Executive Vice President and Chief Financial Officer	2021	$451,250	$—	$531,942	$704,189	$67,527	$1,754,908
	2020	$475,000	$—	$414,297	$581,875	$61,247	$1,532,419
John M. Bryant, Jr.	2022	$450,000	$—	$2,343,173	$678,034	$—	$3,471,207
Executive Vice President and General Counsel	2021	$378,000	$—	$566,969	$667,125	$21,132	$1,633,226
	2020	$378,000	$—	$500,483	$551,250	$46,464	$1,476,197
Robert E. Hull	2022	$500,000	$—	$2,522,768	$753,371	$12,616	$3,788,755
Executive Vice President, Investments	2021	$337,500	$—	$683,977	$667,125	$67,542	$1,756,144
	2020	$337,500	$—	$617,448	$551,250	$77,943	$1,584,141
Julie F. Wilson	2022	$450,000	$—	$2,151,939	$678,034	$—	$3,279,973
Executive Vice President, Operations (2)	2021	$387,500	$—	$221,000	$557,550	$38,218	$1,204,268
(1)    Salary is net of employee elective deferrals shown in Note 5 below.
(2)    Ms. Wilson became an executive officer in 2021.
(3) For Mr. Hull, amounts in the All Other Compensation column are comprised of premiums paid by the Company for additional life and disability insurance and group life and disability insurance in 2022.
(4)    Amounts in this column represent the grant date fair value in accordance with ASC 718. The awards are described in more detail in the Grants of Plan-Based Awards section below. See Note 13 to the Consolidated Financial Statements contained in the Company’s 2022 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards.

(5)    The table below lists amounts included under the Stock Awards column that have been granted to the Named Executive Officers     pursuant to the 2021 Plan:

NAME	YEAR	EMPLOYEE ELECTIVE DEFERRAL (a)	EXECUTIVE INCENTIVE PLAN (b)	TOTAL STOCK AWARDS
Todd J. Meredith	2022	$—	$6,324,463	$6,324,463
	2021	$—	$952,000	$952,000
	2020	$—	$816,719	$816,719
J. Christopher Douglas	2022	$99,948	$2,563,169	$2,663,117
	2021	$47,442	$484,500	$531,942
	2020	$—	$414,297	$414,297
John M. Bryant, Jr.	2022	$—	$2,343,173	$2,343,173
	2021	$107,969	$459,000	$566,969
	2020	$107,978	$392,506	$500,484
Robert E. Hull	2022	$—	$2,522,768	$2,522,768
	2021	$224,977	$459,000	$683,977
	2020	$224,942	$392,506	$617,448
Julie F. Wilson	2022	$—	$2,151,939	$2,151,939
	2021	$—	$221,000	$221,000
(a)    Determined based on the restriction multiples described on page 40 of this Proxy Statement and includes the Company's match.
(b) The 2022 Executive Incentive Plan awards, including the non-recurring awards, are further detailed on page 39 below.

Grants of Plan-Based Awards
The following table provides additional information relating to grants of plan-based awards made to our Named Executive Officers during 2022:

			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED POSSIBLE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER STOCK AWARDS
NAME	GRANT DATE (2022)	GRANT (3)	THRESH- OLD ($)	TARGET ($)	MAXIMUM ($)	THRESH-OLD (#)	TARGET (#)	MAXIMUM (#)	NUMBER OF SHARES OF STOCK OR UNITS	GRANT DATE FAIR VALUE OF STOCK AWARDS
Todd J. Meredith		Annual Incentive	765,000	1,530,000	2,720,000
	1/1	Retention							55,263	$1,750,732
	1/3	Forward RSUs				42,801	85,062	170,124		$2,810,544
	2/22	2021 FFO/FAD							29,562	$913,183
	12/12	Merger Related							43,523	$850,004
J. Christopher Douglas		Annual Incentive	405,000	810,000	1,215,000
	1/1	Elective Deferral							3,180	$99,947
	1/1	Retention							21,420	$678,586
	1/3	Forward RSUs				13,899	27,798	55,596		$918,473
	2/22	2021 FFO/FAD							15,089	$466,104
	12/12	Merger Related							25,602	$500,007
John M. Bryant, Jr.		Annual Incentive	364,500	729,000	1,093,500
	1/1	Retention							19,729	$625,015
	1/3	Forward RSUs				12,509	25,018	50,036		$826,625
	2/22	2021 FFO/FAD							14,294	$441,542
	12/12	Merger Related							23,041	$449,991
Robert E. Hull		Annual Incentive	405,000	810,000	1,440,000
	1/1	Retention							20,920	$662,746
	1/3	Forward RSUs				13,899	27,798	55,596		$918,473
	2/22	2021 FFO/FAD							14,294	$441,542
	12/12	Merger Related							25,602	$500,007
Julie F. Wilson		Annual Incentive	364,500	729,000	1,093,500
	1/1	Retention							17,308	$548,317
	1/3	Forward RSUs				12,509	25,018	50,036		$826,625
	2/22	2021 FFO/FAD							10,586	$327,006
	12/12	Merger Related							23,041	$449,991
(1)    The amounts shown represent each Named Executive Officer's threshold, target, and maximum annual cash incentive opportunities for performance in 2022. The actual amounts paid were based on the achievement of certain performance measures, as discussed beginning on page 27. The awards earned for 2022 are shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.
(2) The amounts shown represent each Named Executive Officer's threshold, target, and maximum opportunities for RSUs granted in 2022. The actual number of RSUs that would convert to restricted stock will be based on the achievement of certain performance measures over a three-year performance period, as discussed beginning on page 28.
(3) For additional detail concerning the non-recurring equity awards granted in 2022, see Compensation Discussion and Analysis on page 21 above.

Pursuant to the elective salary deferral plan, Named Executive Officers may elect to defer up to 25% of their base salaries in 2022 in the form of shares of restricted stock. The officer must elect his or her participation level and vesting period for the coming year by December 31 of the current year. The number of restricted shares granted in January of each year is determined based on the average closing market price of the Company’s Common Stock on the last ten trading days of the calendar year preceding the year in which the shares are issued. The number of shares granted will be increased by a multiple of the amount of cash deferred depending on the length of the vesting period selected by the officer. Each officer who makes this election will be awarded additional shares at no additional cost to the officer according to the following multiple-based formula:

DURATION OF RESTRICTION PERIOD	RESTRICTION MULTIPLE
3 years	1.3x
5 years	1.5x
8 years	2.0x
By way of example, if an officer elected to defer salary that was equivalent in value to 1,000 shares of stock and the officer elected an 8-year vesting period, the officer would receive the original 1,000 shares plus an additional 1,000 shares for electing the 8-year vesting period, resulting in a total award of 2,000 shares. The vesting period subjects the shares obtained by the cash deferral and the restriction multiple to the risk of forfeiture in the event an officer voluntarily terminates employment or is terminated for cause from employment with the Company.
Outstanding Equity Awards at Fiscal Year-End
The following table discloses the number of securities and market-based value of restricted shares outstanding that have not vested as of December 31, 2022.

NAME	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(3)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
Todd J. Meredith	503,466	$9,701,790	85,062	$1,226,912
J. Christopher Douglas	193,171	$3,722,405	27,798	$400,951
John M. Bryant, Jr.	156,565	$3,017,008	25,018	$360,856
Robert E. Hull	162,132	$3,124,284	27,798	$400,951
Julie F. Wilson	87,416	$1,684,506	25,018	$360,856
(1)    Vesting dates generally range from 2023 to 2029.
(2)    Based on the closing price per share of the Common Stock on the NYSE on December 30, 2022 of $19.27.
(3) Represents restricted stock units granted in January 2022.

Stock Vested in 2022
The following table reflects the shares of restricted stock held by the Named Executive Officers that vested in 2022 and the market value of such shares on the vesting date.

NAME	NUMBER OF SHARES THAT VESTED IN 2022	MARKET VALUE OF SHARES THAT VESTED IN 2022
Todd J. Meredith	73,448	$1,442,824
J. Christopher Douglas	41,194	$811,110
John M. Bryant, Jr.	46,004	$903,799
Robert E. Hull	41,868	$824,098
Julie F. Wilson	19,917	$392,166

CEO Pay Ratio
Pursuant to rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Company is required to disclose the ratio of the annual total compensation for its CEO to the median annual total compensation for its employees other than the CEO. The Company identified the median employee by examining its payroll records for 2022 for all individuals other than the CEO that were employed by the Company at December 31, 2022. Compensation for employees that began employment during the year was annualized based on rate of pay (whether salary or hourly) applied to a full year.
As of December 31, 2022, the Company had 583 employees. These employees are all located within the United States and are comprised of Company officers, accountants, information technology staff, leasing personnel, asset management, maintenance engineers, administrative assistants, and employees with various other roles and responsibilities. At December 31, 2022, the Company identified its median employee as one making $75,578 per year. For 2022, the Company's CEO, Mr. Meredith, had total compensation of $8,597,498. This amount is comprised of several components, as reflected in the Summary Compensation Table on page 37. Additional information concerning Mr. Meredith's total compensation is provided in the Compensation Discussion and Analysis section beginning on page 20 and in the Executive Compensation section beginning on page 37.
The ratio of CEO pay to median employee pay at December 31, 2022 was 114:1.
The table below illustrates the details of the calculation.

	CEO TO MEDIAN EMPLOYEE PAY RATIO
	PRESIDENT AND CEO	MEDIAN EMPLOYEE
Salary and wages	$850,000	$75,578
Bonus	—	—
Performance based compensation
Stock awards	6,324,463	—
Non-equity incentive plan compensation	1,423,035	—
Elective salary deferral award	—	—
All other compensation		—
Total	$8,597,498	$75,578

Pay Versus Performance
The disclosure included in this section is prescribed by SEC rules in Item 402(v) of Regulation S-K. For a detailed discussion of the Company's executive compensation program, including how compensation is aligned with Company performance, see “Compensation Discussion and Analysis” beginning on page 20. The Compensation Committee did not consider the pay versus performance data presented below in making compensation decisions for any of the years shown.
The following table sets forth information concerning the compensation of our CEO and our other Named Executive Officers compared to Company performance for the years ended December 31, 2022, 2021 and 2020.

					VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:
YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR PEO (1)(2)	COMPENSATION ACTUALLY PAID TO PEO (3)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOs (1)(2)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOs (3)	TOTAL SHARE-HOLDER RETURN (4)	PEER GROUP TOTAL SHARE-HOLDER RETURN (4)	NET INCOME (GAAP) (5)	NORMALIZED FFO PER SHARE
2022	$8,597,498	$162,377	$3,601,606	$952,277	$65.57	$82.75	$40,897	$1.69
2021	$3,243,826	$6,458,026	$1,594,637	$2,452,347	$102.5	$103.97	$66,659	$1.71
2020	$2,823,858	$1,330,171	$1,530,919	$1,126,944	$92.18	$90.14	$72,195	$1.65

(1)    For each year shown, the PEO was Todd J. Meredith and the other NEOs were J. Christopher Douglas, John M. Bryant, Jr., Robert E. Hull, and Julie F. Wilson. Ms. Wilson became a Named Executive Officer in 2021.
(2)     The values reflected in this column represent the "Total" compensation set forth in the Summary Compensation Table ("SCT") on page 37. See footnotes to the SCT for further detail regarding the amounts in this column.
(3)     Compensation actually paid ("CAP") is defined by the SEC and is computed in accordance with SEC rules by subtracting the amounts in the "Stock Awards" column of the SCT for each year from the "Total" column in the SCT and then: (i) adding the fair value as of the end of the reported year of all awards granted during the reported year that are outstanding and unvested as of the end of the reported year; (ii) adding the amount equal to the change as of the end of the reported year (from the end of the prior year) in fair value (whether positive or negative) of any awards granted in any prior year that are outstanding and unvested as of the end of the reported year; (iii) adding, for awards that are granted and vest in the reported year, the fair value as of the vesting date; (iv) adding the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the reported year; (v) subtracting, for any awards granted in any prior year that are forfeited during the reported year, the amount equal to the fair value at the end of the prior year; and (vi) adding the value of dividends (or dividend equivalents) paid in the reported year on unvested equity awards and the value of accrued dividends (or dividend equivalents) paid on performance awards that vested in the reported year. The following tables reflect the adjustments made to SCT total compensation to compute CAP for our PEO and average CAP for our other NEOs.

PEO RECONCILIATION	2022	2021	2020
Deduction for Change in Actuarial Present Values reported under Change in Pension Value and Nonqualified Deferred Compensation Earnings Column of SCT	$—	$—	$—
Increase for "Service Cost" for Pension Plans	$—	$—	$—
Increase for "Prior Service Cost" for Pension Plans	$—	$—	$—
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	($6,324,463)	($952,000)	($816,719)
Deduction for Amounts Reported under the "Options Awards" Column in SCT	$—	$—	$—
Increase for Fair Value of Awards Granted during year that Remain Unvested as of the Year End	$3,700,178	$1,042,137	$758,641
Increase for Fair Value of Awards Granted during year that Vest during year	$—	$—	$—
Increase/Deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	($5,435,460)	$2,268,601	($1,961,227)
Increase/Deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	($1,036,781)	$272,898	($29,472)
Deduction of Fair Value of Awards Granted Prior to year that were Forfeited during year	$—	$—	$—
Increase based upon incremental Fair Value of Awards Modified during year	$—	$—	$—
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award	$661,405	$582,564	$555,090
Total Adjustments	($8,435,121)	$3,214,200	($1,493,687)

AVERAGE NON-PEO NEO RECONCILIATION	2022	2021	2020
Deduction for Change in Actuarial Present Values reported under Change in Pension Value and Nonqualified Deferred Compensation Earnings Column of SCT	$—	$—	$—
Increase for "Service Cost" for Pension Plans	$—	$—	$—
Increase for "Prior Service Cost" for Pension Plans	$—	$—	$—
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	($2,420,249)	($500,972)	($510,743)
Deduction for Amounts Reported under the "Options Awards" Column in SCT	$—	$—	$—
Increase for Fair Value of Awards Granted during year that Remain Unvested as of the Year End	$1,476,823	$548,423	$347,450
Increase for Fair Value of Awards Granted during year that Vest during year	$—	$—	$—
Increase/Deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	($1,322,857)	$493,688	($374,602)
Increase/Deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	($544,489)	$172,861	($21,561)
Deduction of Fair Value of Awards Granted Prior to year that were Forfeited during year	$—	$—	$—
Increase based upon incremental Fair Value of Awards Modified during year	$—	$—	$—
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award	$161,443	$143,710	$155,481
Total Adjustments	($2,649,329)	$857,710	($403,975)
(4)     Reflects the cumulative TSR of the Company and the health care REITs excluding the Company in the FTSE NAREIT All Equity REITs Index for the year ended December 31, 2020, the two years ended December 31, 2021 and the three years ended December 31, 2022, assuming a $100 investment at the closing price on December 31, 2019 and the reinvestment of dividends.
(5)     Amounts in thousands.

Relationship of SEC CAP to Performance
The following graphs illustrate the relationship during 2020-2022 of the CAP to our PEO and the average CAP to our other Named Executive Officers to (i) our cumulative TSR and the cumulative TSR of the companies in the Peer Group; (ii) our GAAP net income; and (iii) our Normalized FFO per share.

Financial Performance Measures
The most important financial performance measures used by the Company in setting pay-for-performance compensation for the most recently completed fiscal year are described in the table below, in unranked fashion. The manner in which these measures, together with certain non-financial performance metrics, determine the amounts of incentive compensation paid to the Named Executive Officers is described above in Compensation Discussion and Analysis.
Significant Performance Measures:
•Normalized FFO per Share Growth
•FAD per Share Growth
•Same Store Revenue Growth
•Same Store NOI Growth
•Three-year Absolute and Relative TSR
•ESG Performance

Post-Employment Compensation
401(k) Plan
All eligible employees may participate in the Company's 401(k) plan, pursuant to which each employee may contribute a portion of his or her salary, to an annual maximum allowed under IRS regulations ($22,500 for 2023). Additionally, participants in the 401(k) plan receive dollar-for-dollar matching contributions from the Company of up to an annual maximum of $2,800.
Termination and Change in Control Arrangements
The Named Executive Officers have employment agreements with the Company that address, among other things, certain compensation in the event of a change in control. Payments in connection with a change in control are subject to a "double trigger" mechanism in which a Named Executive Officer is only entitled to change in control payments if he or she is terminated in connection with the change in control. The Company does not expect the Merger to trigger any change in control or other severance payments or benefits under the Named Executive Officers' employment agreements with the Company.
Chief Executive Officer
The Company has entered into an employment agreement with Mr. Meredith which provides that he will serve as President and Chief Executive Officer. The term of Mr. Meredith's agreement renews automatically for successive one-year terms. Mr. Meredith's agreement may be terminated for a variety of reasons, including: for cause, not for cause, voluntarily, death, disability, constructively, or following a change-in-control. In each case, Mr. Meredith would receive all accrued salary, bonus compensation that has been awarded but not yet paid, benefits under plans of the Company, including defined contribution or health and welfare plans, accrued vacation pay and reimbursement of appropriate business expenses.
In the case of termination other than for cause, including constructive termination, Mr. Meredith would also receive full vesting of any restricted stock awards and severance compensation equal to his base salary for a period of 24 months and the greater of two times (i) his average annual bonus compensation, if any, that he earned in the two years immediately preceding the date of termination, or (ii) $560,000. He would also be paid a pro-rated portion of the bonus and/or equity compensation that he would have earned for a given period in which the termination occurs.
In the event that Mr. Meredith's agreement is terminated in connection with a change-in-control, Mr. Meredith would receive severance compensation equal to: (a) three times his annual base salary, plus (b) the greater of three times: (i) the average annual bonus compensation, if any, that he earned in the two years immediately preceding the date of termination; and (ii) $1,120,000, plus (c) a pro-rated portion of the bonus and/or equity compensation that he would have earned for a given period in which the termination occurs.
The Company has agreed to indemnify Mr. Meredith for certain liabilities arising from actions taken within the scope of his employment. Mr. Meredith's agreement contains restrictive covenants pursuant to which he has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.
Other Executive Officers
The Company has entered into employment agreements with J. Christopher Douglas, Executive Vice President and Chief Financial Officer; John M. Bryant, Jr., Executive Vice President and General Counsel; Robert E. Hull, Executive Vice President - Investments, and Julie F. Wilson, Executive Vice President - Operations. Each agreement provides for benefits generally available to officers of the Company. The officers are eligible to participate in the Company’s incentive programs that provide for cash and equity incentives.
Each employment agreement may be terminated for a variety of reasons, including: for cause, not for cause, voluntarily by the officer, death, disability, constructively, or following a change in control. In all cases, the officer would receive all accrued salary, bonus compensation that has been awarded but not yet paid, benefits under plans of the Company, including defined contribution or health and welfare plans, accrued vacation pay and reimbursement of appropriate business expenses.

In the case of a termination other than for cause, including a constructive termination, the officer would also receive full vesting of any restricted stock awards and severance compensation equal to his or her base salary for a period of 18 months (24 months in the case of Mr. Douglas) and the greater of two times (i) his or her average annual bonus compensation, if any, that he or she earned in the two years immediately preceding the date of termination or (ii) $352,577. He or she would also be paid a pro-rated portion of the bonus and/or equity compensation that he or she would have earned for a given period in which the termination occurs.
In the event that the Employment Agreement is terminated in connection with a “change-in-control”, the officer would receive severance compensation equal to: (a) three times his or her annual base salary, plus (b) the greater of two times: (i) the average annual bonus compensation, if any, that he or she earned in the two years immediately preceding the date of termination; and (ii) $705,154, plus (c) a pro-rated portion of the bonus and/or equity compensation that he or she would have earned for a given period in which the termination occurs.
The Company has agreed to indemnify each of these officers for certain liabilities arising from actions taken within the scope of his or her employment. The Employment Agreement contains restrictive covenants pursuant to which the officer has agreed not to compete with the Company during the period of employment and any period following termination of his or her employment during which he or she is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.

TODD J. MEREDITH President and Chief Executive Officer	VOLUNTARY TERMINATION	NOT FOR CAUSE TERMINATION	CHANGE-IN-CONTROL	DEATH OR DISABILITY	RETIREMENT
Cash Severance Benefit (1)	$—	$1,700,000	$2,550,000	$—	$—
Short-Term Incentive Awards	$—	$2,806,702	$4,210,053	$—	$—
Accelerated Vesting of Equity Awards (2)	$—	$11,340,935	$11,340,935	$11,340,935	$—
Total Value of Payments	$—	$15,847,637	$18,100,988	$11,340,935	$—

J. CHRISTOPHER DOUGLAS Executive Vice President and Chief Financial Officer	VOLUNTARY TERMINATION	NOT FOR CAUSE TERMINATION	CHANGE-IN-CONTROL	DEATH OR DISABILITY	RETIREMENT
Cash Severance Benefit (1)	$—	$1,000,000	$1,500,000	$—	$—
Short-Term Incentive Awards	$—	$1,457,560	$1,457,560	$—	$—
Accelerated Vesting of Equity Awards (2)	$—	$4,258,072	$4,258,072	$4,258,072	$—
Total Value of Payments	$—	$6,715,632	$7,215,632	$4,258,072	$—

JOHN M. BRYANT, JR. Executive Vice President and General Counsel	VOLUNTARY TERMINATION	NOT FOR CAUSE TERMINATION	CHANGE-IN-CONTROL	DEATH OR DISABILITY	RETIREMENT
Cash Severance Benefit (1)	$—	$675,000	$1,350,000	$—	$—
Short-Term Incentive Awards	$—	$1,345,159	$1,410,308	$—	$—
Accelerated Vesting of Equity Awards (2)	$—	$3,499,105	$3,499,105	$3,499,105	$—
Total Value of Payments	$—	$5,519,264	$6,259,413	$3,499,105	$—

ROBERT E. HULL Executive Vice President, Investments	VOLUNTARY TERMINATION	NOT FOR CAUSE TERMINATION	CHANGE-IN-CONTROL	DEATH OR DISABILITY	RETIREMENT
Cash Severance Benefit (1)	$—	$750,000	$1,500,000	$—	$—
Short-Term Incentive Awards	$—	$1,420,496	$1,420,496	$—	$—
Accelerated Vesting of Equity Awards (2)	$—	$3,659,951	$3,659,951	$3,659,951	$—
Total Value of Payments	$—	$5,830,447	$6,580,447	$3,659,951	$—

JULIE F. WILSON Executive Vice President, Operations	VOLUNTARY TERMINATION	NOT FOR CAUSE TERMINATION	CHANGE-IN-CONTROL	DEATH OR DISABILITY	RETIREMENT
Cash Severance Benefit (1)	$—	$675,000	$1,350,000	$—	$—
Short-Term Incentive Awards	$—	$1,235,584	$1,440,000	$—	$—
Accelerated Vesting of Equity Awards (2)	$—	$2,166,603	$2,166,603	$2,166,603	$—
Total Value of Payments	$—	$4,077,187	$4,956,603	$2,166,603	$—
(1)    Represents the annual base salary at December 31, 2022, before elective deferral payable in equal semi-monthly installments over a period of not less than 18 months and not longer than 36 months, as outlined in the sections above. In certain events, the officer would have the option of taking the payments in the form of a present valued lump sum.
(2)    Based upon the closing price of a share of the Company’s Common Stock on the New York Stock Exchange on December 30, 2022 of $19.27.

Proposal 3
Non-Binding Advisory Vote on Executive Compensation

The Dodd-Frank Act enables the Company’s stockholders to vote to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express views on the Company’s executive compensation for its Named Executive Officers.
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 19, the Company’s executive compensation policies are designed to align the interests of the Named Executive Officers with the interests of our stockholders, link executive compensation to the Company’s overall performance, and attract, retain and motivate our Named Executive Officers. The Board believes that its executive compensation programs have been effective at appropriately aligning pay and Company performance, promoting the achievement of the long-term positive results in its performance criteria, and enabling the Company to attract and retain talented executives within its industry.
At our Annual Meeting of Stockholders in 2017, our stockholders voted to recommend that the Company hold a "say-on-pay" vote annually until 2023 when the Company is next required to hold an advisory vote on the frequency with which the Company will hold future "say-on-pay" votes. The Board is asking stockholders to indicate their support for the compensation of the Named Executive Officers described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the policies and procedures described in this Proxy Statement. Accordingly, the Board asks stockholders to vote “FOR” the following resolution:
RESOLVED, that the stockholders of Healthcare Realty Trust Incorporated approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2023 Annual Meeting of Stockholders.
Although this is an advisory vote that will not be binding on the Compensation Committee or the Board, the Board will carefully review the results of the vote. The Compensation Committee will also carefully consider stockholders’ concerns when designing future executive compensation programs.

The Board of Directors recommends that the stockholders vote FOR the resolution approving the compensation of the Company’s Named Executive Officers.

Proposal 4
Non-Binding Advisory Vote on the Frequency of the Vote on Executive Compensation

The Dodd-Frank Act requires the Company to include, at least once every six years, an advisory vote regarding the frequency of the non-binding advisory vote on executive compensation. In casting their advisory vote, stockholders may choose among four options: (1) an annual vote; (2) a vote every two years (biennial); (3) a vote every three years (triennial); or (4) to abstain from voting. The Board believes that an annual vote is most appropriate for the Company because it believes that it has become standard within its industry and that an annual vote affords the stockholders greater opportunity to provide feedback to the management team of the Company and the Board. Like the advisory vote on executive compensation, the advisory vote on the frequency of such vote is non-binding on the Compensation Committee and the Board. Although the vote is non-binding, the Company's Board and the Compensation Committee will review the voting results and will respect the expressed desire of the Company's stockholders by implementing the option, if any, that receives a majority of votes cast. Abstentions and broker non-votes will have no effect on the outcome of the advisory vote. A majority requires that one option receive more votes than the other two options take together. If no option receives the majority of votes cast, the Board will select the annual option to be in effect until the next vote on the frequency of the vote on executive compensation.

The Board recommends that stockholders vote for an ANNUAL vote on executive compensation.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their services as directors. Mr. Meredith was the only employee director on the Company’s Board during 2022. Following the closing of the Merger, the compensation for Directors was revised. Effective in August 2022, each non-employee director was entitled to receive the following compensation from the Company:
•An annual cash retainer of $80,000;
•An additional annual cash retainer for the independent chairman of $150,000;
•An additional annual cash retainer of $50,000 for the independent vice-chairman;
•Meeting fees were eliminated.
•Annual cash retainers for committee chairs and committee members as follows:
◦Audit Committee
▪$30,000 for chair
▪$10,000 for member
◦Compensation Committee
▪$22,500 for chair
▪$7,500 for member
◦Nominating and Corporate Governance Committee
▪$22,500 for chair
▪$7,500 for member
•An annual grant of restricted shares of Common Stock with a market value of $135,000 on the grant date, which is the date of the annual meeting of stockholders.
In addition, for recognition of time and effort spent in bringing the Merger to a successful closing, each Director received a one-time grant in August 2022 of restricted stock with a market value of $75,000 and the Chair and Vice Chair received an additional grant of restricted stock with a value of $50,000, with each of the one-time grants subject to a three-year ratable vesting period.
Stock Awards
Each non-employee director receives an automatic grant of restricted shares of Common Stock at the conclusion of each annual meeting, which shares are generally restricted for one year from the date of grant. During the restricted period, such shares are subject to forfeiture upon the occurrence of certain events. Restricted shares may not be sold, assigned, pledged or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, directors have all rights as stockholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares. Each non-employee director may elect to take all or a portion of their cash retainer in the form of restricted stock with a one-year vesting period. For any amount that is taken in the form of restricted stock, a multiple of 1.1x is applied.

Director Compensation Table
The following table sets forth the 2022 compensation for directors:

NAME	FEES EARNED OR PAID IN CASH (1)	STOCK AWARDS (2)	ALL OTHER COMPENSATION	TOTAL
John V. Abbott	$111,125	$209,975	$—	$321,100
Nancy H. Agee	$67,250	$209,975	$—	$277,225
W. Bradley Blair	$35,875	$260,007	$—	$295,882
Vicki U. Booth	$23,375	$209,995	$—	$233,370
Edward H. Braman	$132,125	$209,975	$—	$342,100
Ajay Gupta	$105,750	$209,975	$—	$315,725
James J. Kilroy	$103,625	$209,975	$—	$313,600
Jay P. Leupp	$24,000	$209,995	$—	$233,995
Peter F. Lyle, Sr.	$111,125	$209,975	$—	$321,100
Constance Moore	$23,375	$209,995	$—	$233,370
John Knox Singleton	$148,375	$259,987	$—	$408,362
Christann M. Vasquez	$77,125	$209,975	$—	$287,100
(1)    Includes fees associated with chairing a Committee and, in the case of Mr. Singleton, serving as independent chairman.
(2)    See Security Ownership of Certain Beneficial Owners and Management on page 15 for information about restricted stock awards held by directors. See Note 13 to the Consolidated Financial Statements contained in the Company's 2022 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards.

Certain Relationships
and Related Transactions

The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted the following policy in connection with all related party transactions involving the Company.
Under this policy, no transaction between the Company and an officer, director or five percent or greater stockholder (including any immediate family member or controlled entity) is allowed unless:
•the Nominating and Corporate Governance Committee has approved the transaction in accordance with the guidelines set forth in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;
•the transaction is approved by the disinterested members of the Board of Directors; or
•the transaction involves compensation approved by the Compensation Committee.

No such approval is necessary for:
•transactions available to all employees generally; or
•transactions involving less than $5,000 when aggregated with all similar transactions.
The Board of Directors has determined that the Nominating and Corporate Governance Committee is best suited to review and approve related party transactions. Accordingly, management reports any related party transaction to be entered into by the Company to the Nominating and Corporate Governance Committee, including the proposed aggregate value of such transactions if applicable. After review, the Nominating and Corporate Governance Committee will approve or disapprove such transactions and, at each subsequently scheduled meeting, management will update the Nominating and Corporate Governance Committee as to any material change to those proposed transactions or any new transactions.
The Board of Directors recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or via referral. Before such an opportunity may be consummated by a related party, it must be presented to the Nominating and Corporate Governance Committee for consideration.
All related party transactions must be disclosed to the full Board of Directors. Additionally, related party transactions will be disclosed in the Company’s public filings in accordance with applicable federal securities law filings. The Company is not aware of any related party transactions that occurred in 2022.

Compensation Committee Interlocks
and Insider Participation
During 2022, John Knox Singleton (chair), John V. Abbott, W. Bradley Blair, II, and Peter F. Lyle, Sr. served on the Compensation Committee. There are no interlocks among the members of the Compensation Committee.

Use of Non-GAAP Financial Measures
Management considers FFO, FFO per share, normalized FFO, normalized FFO per share, FAD, NOI, cash NOI, same-store NOI, same-store cash NOI, EBITDA, Adjusted EBITDA, and Debt Covenant EBITDA to be useful non-GAAP measures of the Company's operating performance. A non-GAAP financial measure is generally defined as one that purports to measure financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable measure determined in accordance with GAAP. Set forth below are descriptions of the non-GAAP financial measures management considers relevant to the Company's business and useful to investors.
The non-GAAP financial measures presented herein are not necessarily identical to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. These measures should not be considered as alternatives to net income (determined in accordance with GAAP), as indicators of the Company's financial performance, or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of the Company's liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of the Company's needs.
FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). NAREIT defines FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairments, plus depreciation and amortization (including amortization of leasing commissions), and after adjustments for unconsolidated partnerships and joint ventures.” The Company presents Normalized FFO by adding to FFO acquisition-related costs, acceleration of debt issuance costs, debt extinguishment costs, and other Company-defined normalizing items to evaluate operating performance. FAD is presented by adding to Normalized FFO non-real estate depreciation and amortization, deferred financing fees amortization, share-based compensation expense and provision for bad debts, net; and subtracting maintenance capital expenditures, including second generation tenant improvements and leasing commissions paid and straight-line rent income, net of expense. The Company's definition of these terms may not be comparable to that of other real estate companies as they may have different methodologies for computing these amounts. FFO, Normalized FFO and FAD do not represent cash generated from operating activities determined in accordance with accounting principles generally accepted in the United States of America and is not necessarily indicative of cash available to fund cash needs. FFO, Normalized FFO and FAD should not be considered an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO, Normalized FFO and FAD should be reviewed in connection with GAAP financial measures.
NOI and same store NOI are key performance indicators. Management considers same store NOI a supplemental measure because it allows investors, analysts and Company management to measure unlevered property-level operating results. The Company defines NOI as rental income and property lease guaranty income less property operating expenses. NOI excludes non-cash items such as straight-line rent, above and below market lease intangibles, leasing commission amortization, lease inducements, lease terminations and tenant improvement amortization. Same store NOI is historical and not necessarily indicative of future results.
Management of the Company believes that EBITDA, Adjusted EBITDA, and Debt Covenant EBITDA are useful to investors, analysts and Company management because they allow the comparison of the Company’s unlevered operating performance and credit strength between periods and to other real estate companies without the effect of items that by their nature are not comparable from period to period.

Management believes FFO, FFO per share, Normalized FFO, Normalized FFO per share, and FAD provide an understanding of the operating performance of the Company’s properties without giving effect to certain significant non-cash items, including depreciation and amortization expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. The Company believes that by excluding the effect of depreciation, amortization, gains or losses from sales of real estate, impairments, and other normalizing items that are unusual and infrequent, FFO, FFO per share, Normalized FFO, Normalized FFO per share and FAD can facilitate comparisons of operating performance between periods. The Company reports these measures because they have been observed by management to be the predominant measures used by the REIT industry and by industry analysts to evaluate REITs and because these measures are consistently reported, discussed, and compared by research analysts in their notes and publications about REITs.

Reconciliations

Reconciliation of FFO, Normalized FFO, and FAD	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
Amounts in thousands, except per share data Unaudited	2022	2021	2022	2021
Net (loss) income	($35,764)	$21,607	$40,897	$66,659
Gain on sales of real estate assets	(73,083)	(14,895)	(270,271)	(55,940)
Impairment of real estate asset	54,452	520	54,427	17,101
Real estate depreciation and amortization	186,658	53,255	459,211	208,155
Non-controlling income from operating partnership units	(382)	—	(5)	—
Unconsolidated JV depreciation and amortization	4,020	1,816	12,722	5,541
Funds from operations (FFO)	$135,901	$62,303	$296,981	$241,516
Acquisition and pursuit costs (1)	92	1,541	3,229	3,930
Merger-related costs	10,777	—	103,380	—
Fair value of debt instruments	11,979	—	21,248	—
Lease intangible amortization	137	192	1,028	162
Non-routine legal costs/forfeited earnest money received (2)	194	465	771	(35)
Debt financing costs	625	—	3,145	283
Unconsolidated JV normalizing items	96	90	330	225
Normalized FFO	$159,801	$64,591	$430,112	$246,081
Non-real estate depreciation and amortization	624	497	2,217	2,397
Non-cash interest expense amortization (3)	2,284	671	5,129	3,182
Provision for bad debt, net	(100)	70	516	73
Straight-line rent income, net	(9,873)	(844)	(20,124)	(4,303)
Stock-based compensation	3,573	2,546	14,294	10,729
Unconsolidated JV non-cash items	(316)	(305)	(1,206)	(1,357)
Normalized FFO adjusted for non-cash items	155,993	67,226	430,938	256,802
2nd generation TI	(13,523)	(10,207)	(33,620)	(26,363)
Leasing commissions paid	(7,404)	(2,214)	(22,929)	(11,742)
Capital additions	(25,669)	(6,043)	(48,913)	(19,582)
Maintenance cap ex	(46,596)	(18,464)	(105,462)	(57,687)
Funds available for distribution (FAD)	$109,397	$48,762	$325,476	$199,115
FFO per common share - diluted	$0.35	$0.42	$1.17	$1.68
Normalized FFO per common share - diluted	$0.42	$0.44	$1.69	$1.71
FFO weighted average common shares outstanding - diluted (4)	383,228	147,039	254,622	143,618
(1)    Acquisition and pursuit costs include third party and travel costs related to the pursuit of acquisitions and developments.
(2)    Includes the amortization of deferred financing costs and discounts and premiums..
(3)    In 4Q, the Company recorded non-routine legal costs related to disputes with a contractor and a tenant on a violation of use restrictions. In 2Q, the Company recorded forfeited earnest money received related to a disposition that did not materialize..
(4)    The Company utilizes the treasury stock method which includes the dilutive effect of nonvested share-based awards outstanding of 515,352 for the three months ended December 31, 2022.

Reconciliation of NOI & EBITDA	YEAR ENDED DECEMBER 31,
Amounts in thousands Unaudited
NOI	2022	2021	PERCENTAGE GROWTH
Net income	$40,897	$66,659
Other (expense) income	(64,519)	15,089
General and administrative expense	52,734	34,152
Depreciation and amortization expense	453,082	202,714
Other expenses (1)	120,576	14,164
Straight-line rent revenue	(23,498)	(5,801)
Joint venture properties	15,222	8,299
Other revenue (2)	(16,577)	(8,117)
Cash NOI	577,917	327,159	76.6%
Pre-merger Legacy HTA NOI	281,780	497,354
Proforma Cash NOI	859,697	824,513	4.3%
Cash NOI not included in same store	(127,391)	(101,823)	25.1%
Same store and reposition cash NOI	732,306	722,690	1.3%
Reposition NOI	(9,743)	(17,737)	(45.1)%
Same store cash NOI	$722,563	$704,953	2.5%
(1)    Includes acquisition and pursuit costs, bad debt, above and below market ground lease intangible amortization, leasing commission amortization, non-cash adjustments for financing receivables and ground lease straight-line rent.
(2)    Includes management fee income, interest, above and below market lease intangible amortization, lease inducement amortization, lease terminations and tenant improvement overage amortization.

EBITDA	Q4 2022
Net income	($35,764)
Interest expense	64,443
Depreciation and amortization	185,275
Unconsolidated JV depreciation and amortization	4,020
EBITDA	$217,974
Acquisition and pursuit costs	92
Merger-related costs	10,777
Gain on sales of real estate properties	(73,083)
Impairments on real estate assets	54,452
Loss on extinguishment of debt	(119)
Unconsolidated JV adjustments	8
Leasing commission amortization	2,706
Lease intangible amortization	137
Acquisition/disposition timing impact (1)	(1,704)
Stock based compensation	3,573
Unconsolidated JV adjustments	96
Adjusted EBITDA	$214,909
Annualized adjusted EBITDA	$859,636
(1)    Adjusted to reflect quarterly EBITDA from properties acquired or disposed in the quarter.

General Information

Electronic Access to Proxy Statement and Annual Report
The Company has elected to provide its Proxy Statement and Annual Report to Stockholders over the Internet through a “notice and access” model. The Notice of Internet Availability provides instructions on how you may access this Proxy Statement and the Annual Report to Stockholders on the Internet at www.viewproxy.com/healthcarerealty/2022 or request a printed copy at no charge. In addition, the Notice of Internet Availability provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your selection to receive proxy materials by mail or email will remain in effect until you revoke it.
Proposals for 2024 Annual Meeting of Stockholders
Stockholder Proposals for our Proxy Statement
Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2024 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Secretary, no later than December 26, 2023, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act.
If a stockholder wishes to present a director nomination or other business proposal at the 2024 Annual Meeting of Stockholders, our bylaws currently require that the stockholder give advance written notice to our Secretary at our offices no earlier than November 26, 2023 and no later than 5:00 p.m., Central Time, on December 26, 2023. Any stockholder nominations or proposals not received by us by 5:00 p.m., Central Time, on December 26, 2023, will be considered untimely and will be excluded from consideration at the meeting.
In addition to satisfying the foregoing advance notice requirements under the Company's bylaws, to comply with the universal proxy rules for the 2024 Annual Meeting of Stockholders, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-9 under the Exchange Act no later than April 6, 2024.
Proxy Access Director Nominations
For a qualifying stockholder, or group of qualifying stockholders, to nominate a director nominee for election at our 2024 Annual Meeting of Stockholders pursuant to the “proxy access” provision of the Company’s bylaws, such qualifying stockholder or group of stockholders must comply with the then current advance notice requirements in the Company’s bylaws and deliver the proposal to our Secretary no earlier than November 26, 2023 and no later than 5:00 p.m., Central Time, on December 26, 2023 in order for such proposal to be considered timely. In addition, the Company’s bylaws require the qualifying stockholder or group of stockholders to update and supplement such information as of specified dates.
Counting of Votes
All matters specified in this Proxy Statement will be voted on at the Annual Meeting by written ballot. Inspectors of election will be appointed, among other things, to determine the number of shares of Common Stock outstanding, the shares of Common Stock represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the results.
A stockholder's broker or nominee is permitted to vote on Proposal 2, which is considered to be a routine matter, without stockholder instructions. As a result, the inspectors of election will treat shares represented by proxies that reflect abstentions or broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, abstentions and broker non-votes, as applicable, do not constitute a vote “for” or “against” any matter, and thus will be disregarded in the calculation of a plurality (Proposal 1) or of “votes cast” (Proposals 2, 3, and 4).

Miscellaneous
The Company will bear the cost of printing, mailing and other expenses in connection with the Annual Meeting, including costs for mailing the Notice of Internet Availability, mailing printed proxy materials upon request, and the solicitation of proxies. The Company has retained Alliance Advisors to aid in the solicitation. For its services, the Company expects to pay Alliance Advisors a fee of $19,000 and reimburse it for certain out-of-pocket disbursements and expenses. The Company also expects to reimburse, through Alliance Advisors, certain other persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons’ reasonable expenses in forwarding the Notice of Internet Availability and, if requested, printed proxy materials to their principals. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.
Management of the Company is not aware of any matter other than those described in this Proxy Statement which may be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.

HEALTHCARE REALTY TRUST INCORPORATED
Andrew E. Loope
Senior Vice President, Corporate Counsel and Secretary
April 24, 2023

HEALTHCARE REALTY TRUST INCORPORATED

Common Stock Proxy
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on June 5, 2023:

The Proxy Statement and the Company’s Annual Report to Stockholders for the year ended
December 31, 2022 are available at www.viewproxy.com/healthcarerealty/2023.

The undersigned hereby appoints John M. Bryant, Jr. and Andrew E. Loope, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of stockholders of Healthcare Realty Trust Incorporated, to be held at the offices of Holland & Knight LLP, 511 Union Street, Suite 2700, Nashville, Tennessee 37219, on Monday, June 5, 2023, at 10:00 a.m. (local time), and at any adjournment thereof.
This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (1) FOR the election of the 13 nominees listed below to serve as directors until the Company's 2024 annual meeting of stockholders or until their successors are duly elected and qualified; (2) FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company's 2023 fiscal year; (3) FOR the resolution approving the compensation of the Company’s Named Executive Officers on a non-binding advisory basis; (4) FOR an annual vote on the frequency of the non-binding advisory vote on executive compensation; and (5) in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting. Pursuant to the rules of the New York Stock Exchange, if a stockholder holds shares through an account with a bank, broker or other nominee and does not provide voting instructions in accordance with this Proxy Statement, such shares may not be voted by the nominee for the above items (1), (3), (4), and (5) in each case resulting in a broker non-vote.

1. Election of Directors:
	FOR	WITHHOLD		FOR	WITHHOLD		FOR	WITHHOLD
01 - Todd J. Meredith	☐	☐	02 - John V. Abbott	☐	☐	03 - Nancy H. Agee	☐	☐
04 - W. Bradley Blair II	☐	☐	05 - Vicki U. Booth	☐	☐	06 - Edward H. Braman	☐	☐
07 - Ajay Gupta	☐	☐	08 - James J. Kilroy	☐	☐	09 - Jay P. Leupp	☐	☐
10 - Peter F. Lyle	☐	☐	11 - Constance B. Moore	☐	☐	12 - John Knox Singleton	☐	☐
13 - Christann M. Vasquez	☐	☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company's 2023 fiscal year.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. To approve, on a non-binding advisory basis, the following resolution:
RESOLVED, that the stockholders of Healthcare Realty Trust Incorporated approve, on a
non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2023 Annual Meeting of Stockholders.	☐	☐	☐

4. To approve, on a non-binding advisory basis, the frequency of a non-binding advisory vote on executive compensation.
☐ 1 Year ☐ 2 Year ☐ 3 Year ☐ Abstain

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐
Date:
Signature:

IMPORTANT
Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.